* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "*". A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


                                                                    Exhibit 10.8



                                                                    Confidential

                           GENERAL SERVICES AGREEMENT

      THIS GENERAL SERVICES AGREEMENT (the "Agreement"), dated as of October 3, 2003 (the "Effective Date") documents the business relationship between SABRE TRAVEL INTERNATIONAL LIMITED ("SABRE") and TAM LINHAS AEREAS S.A., A BRAZILIAN CORPORATION ("TAM"), and describes the terms and conditions under which Sabre will provide to TAM certain services, resources and deliverables. The obligations of Sabre set forth in this Agreement will be performed by Sabre itself and through its direct and indirect wholly-owned subsidiaries and/or Affiliates. All references to Sabre and TAM in this Agreement will be deemed to include all of their respective subsidiaries and Affiliates. As used herein with respect to a Party, an "Affiliate" means any individual, corporation, partnership or other entity recognized by law that controls, is controlled by or is under the common control of that Party. TAM and Sabre may be referred to in this Agreement individually as a "Party" and together as the "Parties".

1. TERM. The term of this Agreement will begin on the Effective Date, and, unless earlier terminated as provided in this Agreement, will continue for a period of ten (10) years. In addition, if one or more Work Orders (as defined below) are outstanding when this Agreement expires (whether after the original term or otherwise), this Agreement will remain in full force and effect solely for purposes of allowing the activities covered by such Work Orders to be completed. On the eighth anniversary of this Agreement, the Parties shall enter into good faith negotiations for the extension of the Agreement beyond the initial ten-year term.

      Additionally, this Agreement shall be governed by two other dates, the "Implementation Date" and the "Suspension Date", each as defined in the applicable Work Order.

2.    SABRE SERVICES.

            (a) ENTRY OF SUBLICENSE AGREEMENT. TAM will enter into an agreement with Sabre authorizing Sabre to enter into sublicense agreements with third parties as set forth in the Sublicense Agreement attached as Exhibit B.

            (b) WORK ORDERS FOR SERVICES. During the term of this Agreement, TAM may request Sabre to provide TAM with such services, resources and deliverables as are mutually agreed upon from time to time by TAM and Sabre and confirmed in a mutually acceptable written work order substantially in the form attached hereto as Exhibit A (the "Work Order"). This Agreement establishes the standard provisions that will apply to each Work Order. Each Work Order will include, at a minimum, (a) a description of the services, resources and deliverables that Sabre will provide thereunder, (b) TAM's role, if any, in connection with such services, resources and deliverables and (c) a description of the charges to be paid by TAM to Sabre in consideration for such services, resources and deliverables. Each Work Order will be numbered sequentially beginning with the number one and, when executed by the Parties, will be attached hereto and made a part hereof for all purposes. In the event of any express conflict or inconsistency between the provisions of a Work Order and the provisions of this Agreement, the provisions of the Work Order will govern and control with respect to the interpretation of the conflicting clause of the Work Order; provided, however, that the provisions of the Work Order will be so construed to give effect to the applicable provisions of this Agreement to the fullest extent possible. The work to be performed by Sabre under this Agreement, as set forth in the Work Orders, is collectively referred to herein as the "Sabre Services". From time to time Sabre may request certain products, services and resources from TAM and in any such event, those requests will be made pursuant to this Agreement and this
            Section 2(b) and are collectively referred to as "TAM Services". The services to be provided by TAM under the Sublicense Agreement and the TAM Products as defined in said Sublicense Agreement attached on Exhibit B will not be deemed a TAM Service for the purposes of this
            Section 2(b). In any such event, a Work Order with specific terms mutually agreed by the Parties substantially in the form as attached in Exhibit A will be used, modified as appropriate for such requests from Sabre to TAM. Unless otherwise provided in a Work Order, the provisions of Paragraphs 2(b), 2(c), 2(d), 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(g), 6, 8 ,9 ,10(a), 12(a), 12(b), 12(f)(i), 12(f)(ii),
            12 (f) (iii), 18, 19, will be included in the Work Order

                                                                    Confidential

            as if TAM were Sabre and Sabre were TAM, as well as an appropriate indemnity by Sabre for use of the TAM Services (in lieu of Paragraph 13(c)) and an appropriate limitation of liability (in lieu of Paragraph 15(a)) in favor of TAM for the TAM Services. The provisions contained in Paragraphs 12(e), 13(c), 13(d) and 14(b) will not be reciprocal clauses in a Work Order for TAM Services.

            (c) DELIVERY. For Work Orders that include licensing of software, Sabre will use reasonable efforts to provide TAM with the applicable software in accordance with the project schedule set forth in the Work Order. Sabre will notify TAM in writing when Sabre believes the development of the software is complete and will deliver the software to TAM for installation. TAM will perform all preparatory work as specified in the applicable Work Order. For any software systems and databases hosted for TAM from a Data Center operated by or on behalf of Sabre and remotely accessed by TAM through telecommunications links (the "Hosted Software"), Sabre will provide TAM with access to the Hosted Software at TAM's site and will implement the Hosted Software at the above referenced Sabre Data Center for TAM's use in accordance with the applicable Work Order.

            (d) ACCEPTANCE TESTING. Sabre will conduct such tests as are practicable to confirm that the applicable software system is available and functional upon delivery to TAM and that implementation thereof shall take place with as little disruptionas may be practicable under the circumstances. Immediately following delivery to TAM, the Parties will schedule a time for TAM to test the software to determine if it substantially conforms to the functionality description contained in the applicable Work Order ("Acceptance Test"). A detailed Acceptance testing procedure (i.e., test scripts, identification of testers, test sites, etc.) will be established jointly and agreed upon in writing by both Parties ten
            (10) business days prior to the commencement of such Acceptance Test. TAM shall notify Sabre in writing immediately of any material non-conformities between the delivered software system and the functionality described in the applicable Work Order. TAM's initial remedy for any such material non-conformity shall be to require Sabre to make corrections in the non-conformities so that the software substantially complies with the functionality and to resubmit such non-conforming portion for retesting within a mutually agreed period of time (the "Follow-up Acceptance Test"). If the product is re-submitted and corrections are not reasonably provided, TAM may terminate the use of the non-conforming portion and Sabre will refund TAM for the amount paid by TAM to Sabre for such product in addition other available remedies under this Agreement. "Acceptance" shall be deemed to take place upon the earlier of (i) the thirtieth (30th) business day after completion of the Acceptance Test, unless TAM notifies Sabre in writing of material non-conformities on or before that date; (ii) the thirtieth (30th) business day after completion of the Follow-up Acceptance Test, unless TAM notifies Sabre in writing of material non-conformities on or before that date; or (iii) the date TAM or its customers commence use of the software for productive purposes.

            (e) WORK ORDER CHANGE REQUESTS. Either Party may, from time to time, submit to the other Party a Work Order Change Request. If, in the receiving Party's reasonable judgment, the Change Request can be implemented without requiring additional time or resources of the receiving Party, increasing receiving Party's liability, or affecting the receiving Party's ability to maintain a project schedule, the receiving Party will implement the change at no additional cost to the requesting Party. Otherwise, the receiving Party will provide the requesting Party with a Change Order Proposal, in the form attached hereto as Exhibit D including: (i) price change, (ii) estimated impact on project schedule, and (iii) revised description of Services, including additional terms, conditions, or duties of the requesting Party, if any. The requesting Party may, at its discretion, accept or reject the receiving Party's Change Order Proposal. Change Order Proposals shall be considered effective upon written consent of both Parties and will be governed by the terms and conditions of this Agreement. Each Party shall use all reasonable efforts to respond as expeditiously as possible to Change Requests and Change Order Proposals.

                                                                    Confidential

            (f) THIRD PARTY REQUESTS. Third party requests for changes impacting any products or services to be provided pursuant to this Agreement will be directed to the applicable Party and will be generally addressed in the manner described in such requests. Any third party requests that the Parties mutually agree should be accommodated, in whole or in part will be subject to the development, agreement and execution of a separate Work Order, which shall be attached to this Agreement.

3. REPRESENTATIVES. During the term of this Agreement, TAM and Sabre will each maintain a dedicated representative (hereinafter, the "TAM Account Manager" and the "Sabre Account Manager") who will be its primary point of contact in dealing with the other Party under this Agreement and will have the authority and power to make decisions with respect to actions to be taken by it under this Agreement. Either Party may change its representative by giving notice to the other of the new representative and the date upon which such change will become effective. At the Effective Date, and each time a change of representative occurs from either Party, the other Party shall have the right to reasonably object prior to the candidate's appointment. In performing its obligations under this Agreement, each Party will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to it by the designated representative of the other Party or, as to areas of competency specifically identified by such representative, by any other personnel identified by a Party's representative, from time to time, as having authority to provide the same on behalf of the Party in such person's area of competency. Unless a Party knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information given by the other Party's representative, a Party will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information provided the relying Party had a good faith belief that such instructions, authorizations, approvals or information were consistent with the terms and provisions of this Agreement. Nothing set forth in this Section 3 shall be deemed to constitute authority of either Party to alter, amend or modify the terms of this Agreement or any Work Order except by mutually acceptable written agreement.

4. STEERING COMMITTEE. The Parties agree to establish a steering committee (the "Steering Committee") to be composed of from Sabre, the Sabre Account Manager, the Divisional Vice- President, the Technical Delivery Executive and the Airline Solution Executive and from TAM, the Vice President of Information Technology, a Senior Manager from the Information Technology department, a Senior Manager from the Commercial department and the TAM Account Manager. The Steering Committee will be responsible for: (a) generally overseeing the performance of each Party's obligations under this Agreement and (b) making and providing continuity for strategic decisions with respect to the establishment, prioritization, budgeting and implementation of the Technology Solution, as "Technology Solution" is defined in Section 2 of Work Order 1 of this Agreement. Either Party may change any of its members in the Steering Committee from time to time through written notice to the other and the Parties may mutually agree to decrease or increase the size, purpose, composition of the Steering Committee or create sub committees. Subject to any provisions to the contrary in this Agreement or in a Work Order, each Party will bear the costs of participation in such meetings.

      The Steering Committee will determine: (a) an appropriate set of periodic meetings to be held by them and procedures to be followed for such meetings, including the preparation of agenda and minutes and (b) an appropriate set of periodic reports to be issued by TAM and Sabre in connection with such meetings. At a minimum, there will be two annual Steering Committee meetings to discuss, among other things, the strategic objectives of the Parties and engage in long range planning.

                                                                    Confidential

5.    CHARGES AND TAXES.

            (a) PAYMENT OF FEES AND TAXES. In consideration for the performance of the Sabre Services, TAM will pay to Sabre fees and charges ("Fees" and "Charges") set forth in the applicable Work Order in the manner indicated therein. In addition, TAM will pay or reimburse Sabre for any and all present or future sales, use, excise, value added or similar transfer taxes, fees or charges (including any related penalties, unless the imposition of such penalties are directly attributable to the acts or omissions of Sabre), additions to tax, and interest however designated, levied, assessed, or imposed, which are in the nature of a transaction tax, fee or charge or otherwise imposed on the sale of Sabre Services, or this Agreement if required to be collected by Sabre. Nothing herein will be construed to require TAM to pay taxes measured on the gross or net income of Sabre. TAM will directly remit any and all present or future sales, use, excise, value added or similar transfer taxes, fees or charges (including any related penalties), additions to tax, and interest however designated, levied, assessed, or imposed, which are in the nature of a transaction tax, fee or charge or otherwise imposed on the sale of Sabre Services, or this Agreement if such tax is required to be self-assessed by TAM. All payments for fees will be due and payable within * days after receipt of an invoice from Sabre. Each invoice will itemize the fees contained therein and will be accompanied by reasonable detail. All payments due to Sabre under this Agreement will be made in United States Dollars and free and clear of any withholdings for present or future taxes.

            (b) WITHHOLDING TAXES. If TAM is required by applicable laws to make any deduction or withholding of taxes from any payment due to Sabre, then: (a) Sabre shall submit an invoice increased by the amount of such withholding taxes, as advised by TAM and; (b) TAM will effect such deduction or withholding, and remit such taxes to the appropriate taxing authorities and remit a net amount after deduction for withholding taxes to Sabre which equals the amount Sabre would have been paid in the absence of such deduction or withholding for taxes. Nothing herein will be construed to require TAM to pay taxes measured on the net income of Sabre after allowance for deductions.

            (c) ANNUAL ADJUSTMENT. Unless otherwise specified in an applicable Work Order, the fees or components thereof designated in any Work Order hereto shall be increased not more than once a year in an amount equal to the then current Fee multiplied by the percentage increase in the most recently published United States Consumer Price Index for All Urban Consumers (CPI-U) for Dallas, Texas, United States, Other Goods and Services (as published by the Department of Labor), measured from the later of the Effective Date or the date that the then current fee was last adjusted. Prior to the implementation of the any such increase the Party increasing the fees will supply the other Party with the adjustment factor and the calculated increase in any rates charged under any Work Order subject to such annual adjustments.

            (d) MANNER OF PAYMENT. All payments will be made through IATA or another airline clearing house or at Sabre's option by wire transfer to a bank account designated by Sabre and in accordance with any applicable laws.

            (e) DISPUTED INVOICES. If any portion of an invoice is subject to a bona fide dispute, TAM will pay to Sabre on or before the due date
            (i) all undisputed amounts due and (ii)* percent ( * %) of any disputed amount of such invoice. To dispute an invoice, TAM must notify Sabre of its specific bona fide dispute (which notice must fully document and describe in detail TAM's position) before the due date of the invoice being disputed. Within * days of Sabre's receipt of such notice, Sabre and TAM will negotiate in good faith to resolve such dispute. Upon resolution of the dispute, any portion of the unpaid amount due Sabre and determined to be owing to Sabre will be paid to Sabre immediately. If the dispute regarding payment is not resolved within ten days unless extended by mutual agreement, it shall be resolved pursuant to the dispute resolution procedure set forth in Section 11 of this Agreement.

            (f) LATE PAYMENTS. Interest on any late payments shall accrue at the rate of * percent ( * %) per month from the date such amount became due until finally paid.

                                                                    Confidential

            (g) CURRENCY CONVERSION. A Party will pay the other Party in the same currency as invoiced by the Party submitting the invoice. If as result of any governmental rule, regulation or law, it becomes necessary to convert into any other currency (the "Foreign Currency") an amount due in United States Dollars under this Agreement, then the conversion shall be made at the rate of exchange prevailing on the business day before the day on which payment is due and/or an award for damages is finally given. If there is a change in the rate of exchange prevailing between the business day before the day on which payment is due and/or an awardis given and the date of actual payment of the amount due, the Party responsible for payment will pay such additional amounts (if any) as may be necessary to ensure that the amount paid in the Foreign Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under this Agreement in Dollars. The term "rate of exchange" in this Section means the spot rate at which Sabre, in accordance with prudent commercial practices, is able, on the relevant date, to purchase Dollars with the Foreign Currency and includes any premium and costs of exchange payable, irrespective of any official rate of exchange published by governmental monetary authorities.

            (h) INCLUSIVENESS OF FEES AND CHARGES. The Fees and Charges associated with this Agreement and all applicable work orders, sub-license agreements, exhibits, and attachments, both current and in the future, however designated, are inclusive of all Fees and Charges defined hereunder. No additional Fees and Charges other than those defined within the agreement and all applicable work orders, sub-license agreements, exhibits, and attachments, both current and in the future, however designated, shall be payable by either Party unless a suitable agreement in writing is executed by the Parties thereof.

            (i) GDS CHARGES RESULTING FROM THE PORTAL. There shall be no GDS charges levied for bookings that are generated by the Portal Solution and result in a charge to TAM for a Revenue Ticket Coupon.

6. EMPLOYEES. The Sabre personnel performing the Sabre Services will be and remain the employees of Sabre and Sabre will provide for and pay the compensation and other benefits of such employees, including salary, health, accident and workers' compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees. The TAM personnel involved in the performance of the Sabre Services will be and remain the employees of TAM and TAM will provide for and pay the compensation and other benefits of such employees, including salary, health, accident and workers' compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees.

7. CONFIDENTIALITY. As between the Parties, the Confidential Information of each Party will remain its sole property. Confidential Information will be used by the recipient Party only for purposes of this Agreement. Each Party will hold the Confidential Information of the other Party in strict confidence and protect such Confidential Information from disclosure using the same care it uses to protect its own confidential information of like importance, but not less than reasonable care. No Confidential Information will be disclosed to any third party by the recipient Party without the prior written consent of the disclosing Party, except that each Party may disclose this Agreement and the other Party's Confidential Information to its directors, employees, attorneys, agents, auditors, insurers and subcontractors who require access to such information in connection with their employment or engagement and who are obligated to keep such information confidential in a manner no less restrictive than set forth in this Section 7. As used herein Confidential Information means (i) all information identified by a Party as confidential to which the other Party has access in connection with the performance of this Agreement, whether before or after the Effective Date, (ii) information relating to a Party's business, customers, financial condition, or operations, (iii) a Party's intellectual property, including proprietary software and all intellectual property contained in any report or other deliverable, but in all cases excluding information and intellectual property rights independently developed by or on behalf of the recipient Party without use of or reference to the disclosing Party's Confidential Information

                                                                    Confidential

            (a) EXCEPTIONS. This Agreement does not prevent or restrict use or disclosure by the recipient Party of Confidential Information of the disclosing Party that (i) was in the public domain when communicated to the recipient Party, (ii) enters the public domain through no fault of the recipient Party, (iii) was in recipient Party's possession free of any obligation of confidence when communicated to the recipient Party, (iv) was rightfully communicated to the recipient Party by a third Party free of any obligation of confidence to the disclosing Party, or (v) was independently developed by the recipient Party, without use of or reference to any of the Confidential Information. If Confidential Information is required to be disclosed by Law or a Governmental Authority, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that the Party required to disclose the Confidential Information (i) promptly notifies the disclosing Party of the disclosure requirement, (ii) cooperates with the disclosing Party's reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the disclosing Party's Confidential Information, and (iii) furnishes only Confidential Information that the Party is legally compelled to disclose according to advice of its legal counsel. Upon written request at the expiration or termination of this Agreement, all documented Confidential Information (and all copies thereof) owned by the requesting Party will be returned to it or destroyed by the recipient Party, with written certification thereof.

            (b) RESIDUAL KNOWLEDGE. Each Party acknowledges that the other may, as a result of its receipt of or exposure to the disclosing Party's Confidential Information, increase or enhance the knowledge and experience retained in the unaided memories of its directors, employees, agents or contractors. A Party and its directors, employees, agents or contractors may use and disclose such knowledge and experience in such Party's business or other business endeavors, so long as such use and disclosure does not involve Confidential Information received from the disclosing Party.

            (c) TAM DATA. As used herein, "TAM Data" means (i) all information relating to the TAM's business, including information relating to financial condition or operations provided by TAM to Sabre in connection with the Sabre Services, (ii) all data provided by or on behalf of TAM to Sabre in connection with the Sabre Services, and
            (iii) all data that is produced in the Sabre Services using data in clauses (i) and (ii), but in all cases excluding Sabre intellectual property. The TAM Data will remain the sole property of TAM. The TAM Data does not include the TAM Solution as defined in the Sublicense Agreement, attached as Exhibit "B". Subject to TAM's proprietary rights, Sabre may access and use the TAM Data and the TAM Solution as needed to perform the Sabre Services under this Agreement. Upon expiration or termination of this Agreement the following will apply:

                  (i) In the event of expiration of the Agreement with the mutual agreement of the Parties not to renew it, Sabre will, after reaching a mutual agreement on a standard format and media, and at a TAM's and Sabre's equally shared expense, return to TAM all the TAM Data in Sabre's possession in 10 business days, or

                  (ii) In the event of a termination by TAM either for a breach by Sabre or for Sabre's own decision not to renew this Agreement, Sabre will, after reaching a mutual agreement on a standard format and media, and at Sabre's expense, return to TAM all the TAM Data in Sabre's possession in 10 business days, or

                                                                    Confidential

                  (iii) In the event of a termination by Sabre either for a breach by TAM or for TAM's own decision not to renew this agreement, Sabre will, after reaching a mutual agreement on a standard format and media, and at TAM's expense, return to TAM all the TAM Data in Sabre's possession in 10 business days.

            In any event, the cost of the TAM Data transfer will be determined according to reasonable industry practices at the time of the transfer. In any event, Sabre will not use the TAM Data for any purpose other than providing the Sabre Services under this Agreement.

            (d) TAM BOOKING DATA. Notwithstanding anything to the contrary herein, Sabre may use the TAM Booking Data collected from "Sabre Subscribers" (as such term is defined in Work Order No. 1) using the Agency Solution (as such term is defined in Work Order No.l, and is also currently known as the "Turbo Sabre Agency Tool"), and subject to applicable laws, for the purpose of determining, using and distributing aggregate statistical and marketing information from which the identity of TAM's customers cannot be determined through the use of reasonable effort. Sabre shall refrain from selling, distributing, or deploying, however designated, the aggregate data collected and described above to any company entity based in Brazil and any such sale or distribution will be made subject to the provision that the TAM Booking Data is confidential information. Sabre will obtain from any third party recipient an agreement that such recipient will not publish, duplicate, or reproduce in any manner, electronic or otherwise, in whole or in part, nor utilize, disclose or sell to any other third party the TAM Booking Data. "TAM Booking Data" means data including but not limited to pseudo city code, ARC/IATA number (where applicable), Sabre Subscriber name, airline code, board/off cities, class of service, flight number, passenger count, departure date, booking date, agency city, state, country and postal code.

            (e) SAFEGUARDING. Sabre will employ substantially the same safeguards it uses for data of its other customers, but not less than reasonable safeguards, in protecting the TAM Data against accidental or unauthorized deletion, destruction or alteration. Sabre personnel having access to the TAM Data will be informed of their duties to maintain its confidentiality and to use it only for purposes permitted hereunder. TAM may establish backup security for the TAM Data and retain backup data files if it so chooses. Sabre will have access to such backup data files as is reasonably required by Sabre.

8.    AUDIT RIGHTS.

            (a) GENERAL. Auditors designated by Sabre will be provided with reasonable access to the TAM site(s) to enable them to audit the operations, books and records of TAM for the sole purpose of verifying that TAM is in compliance with its obligations in accordance with this Agreement and any Work Orders hereto. Sabre shall pay the cost of such audit unless the audit discloses TAM has underpaid Sabre for charges due under the applicable Work Order by more than * percent ( * %) in which case the cost of the auditors shall be paid by TAM within thirty days of presentation of the invoice for the audit.

            (b) PROCEDURES. Such audits may be conducted no more than once each calendar year during reasonable business hours unless Sabre has reasonable cause to request an out of term audit. Sabre will provide TAM with reasonable prior written notice of an audit. TAM will cooperate with the audit, will make the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of Sabre's auditors as reasonably necessary. TAM will not be required to provide access to the proprietary data of TAM except to the extent such access is necessary to conduct the audit and only if Sabre and Sabre's auditors agree to treat any such information as Confidential Information and to bind any third parties gaining access to such information during the term of the audit to similar confidentiality restrictions. All information learned or exchanged in connection with an audit, as well as the results of any audit, is Confidential Information will be treated by Sabre as TAM's Confidential Information except to the extent Sabre must rely and disclose such audit results in

                                                                    Confidential

            order to protects its rights under this Agreement and any related Work Order including, but not limited to, seeking an injunction or arbitration.

            (c) RESULTS. Sabre will provide TAM copies and results of each audit. The Parties will review the results of an audit, will identify all relevant audit issues and will determine (i) what, if any, actions will be taken in response to such audit issues, and
            (ii) which Party will be responsible for the cost of taking the actions necessary to resolve such issues.

            (d) RECORDS RETENTION. For the first * ( * ) years during the term of this Agreement, TAM will retain books and records that are reasonably required to verify that they are in compliance with this Agreement and any Work Order hereto. Commencing with the fourth anniversary and proceeding until two years after the termination or expiration of this Agreement, TAM shall maintain the most recent four years of books and records that are reasonably required to verify that they are in compliance with this Agreement and any Work Orders hereto.

9. WARRANTIES. Unless otherwise specified in a Work Order or in the Sublicense Agreement, the Parties agree to the following warranties:

            (a) LICENSED SOFTWARE. Subject to the proper installation in accordance with Sabre's instructions, Sabre warrants that any existing and future software applications owned or licensed by Sabre that are licensed to TAM from time to time (the "Licensed Software") will substantially meet the functional requirements as identified in the applicable Work Order and in the standard user documentation issued by Sabre to its customers. Considering the current state of the art, it is not possible to exclude technical software problems, to manufacture faultless software or to cure all defects. Sabre does not warrant the absence of any defects in the Licensed Software, or that the Licensed Software will operate without any interruption or the possibility of combining the Licensed Software with other software programs.

            (b) SERVICES. Sabre warrants that any Sabre Services provided hereunder will be provided by qualified professionals in their respective disciplines in a manner that is equivalent to the standard performed by Sabre for other similarly situated clients.

            (c) WARRANTY PERIOD. The warranties contained in Sections 9 (a) and
            (b) above shall, (i) as to each Licensed Software, be valid from Acceptance and continue for the warranty period specified in the applicable Work Order, or, if not specified in the Work Order, then for a period of * days following Acceptance of the relevant Licensed Software system as defined in Section 2(d), and (ii) as to any Sabre Services, continue for a warranty period of * from the date on which such Sabre Services were performed by Sabre.

            (d) EXCLUSIONS FROM WARRANTY. The warranties contained in this
            Section 9 shall not apply (i) to problems arising from any products, equipment, data, service or software other than those provided by Sabre hereunder, including inoperability of such items with the Licensed Software or each other; (ii) if TAM fails to use the Licensed Software in accordance with reasonable instructions from Sabre; (iii) if TAM has modified any products, equipment, software or environment or used the Licensed Software in any manner other than as reasonably instructed by Sabre, or instructed in manuals or written instructions; or (iv) to any error, loss or damage which is caused in whole or in part by TAM, other third parties or other cause beyond the control of Sabre. No warranties shall be provided for any Hosted Software or Equipment provided by Sabre to TAM (except for pass through warranties from third party providers). As used in this Agreement, "Equipment" means computers, telecommunication terminals, terminal controllers, printers and modems, including any software protocols that modify the operation of such software used by TAM in connection with the Sabre Services.

            (e) WARRANTY NOTICE. If TAM believes that a Licensed Software contains a reproducible failure to perform in all material respects in accordance with its functional requirements (hereinafter an "Error") or that the warranty provided in Section 9(a) has been breached, the TAM Account Manager will notify the Sabre Account Manager by written notice during the

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            term of the warranty specified in Section 9(c). All documents reasonably required for Error identification must be attached. At Sabre's request, additional Error-related information, reasonably available to TAM, will be promptly provided by TAM.

            (f) REMEDY. Provided that Sabre is able to reproduce the error in the Licensed Software, as TAM's initial remedy, Sabre will use its reasonable efforts to correct the error in the Licensed Software, supply a modified or improved Licensed Software system version suited for the contractually contemplated purpose, or make available a by-pass solution, at no additional charge to TAM. With respect to a breach of the warranty in Section 9(b). Sabre will re-perform any defective Services at no additional charge to TAM. If foregoing remedies do not successfully cure the non-conformance within the Licensed Software, then in addition to any other remedies available to TAM under this Agreement, TAM may terminate the use of the non-conforming portion of the Licensed Software and Sabre will refund TAM for the amount paid by TAM to Sabre for such non-conforming portion of the product.

            (g) ACCURACY OF INFORMATION. TAM represents and warrants that any information furnished to Sabre upon which Sabre based the description of any services and fees to TAM is accurate and complete in all material respects.

            (h) PASS-THROUGH WARRANTIES AND INDEMNITIES. To the extent permissible, each Party will pass through to the other any rights it obtains under warranties and indemnities given by its third party licensors, subcontractors or suppliers in connection with any services, software, Equipment or other assets provided by such Party pursuant to this Agreement. In the event of a third party software or Equipment nonconformance, or nonperformance or inadequate performance by any third party vendor, the Party who has the relationship with the Third Party vendor will coordinate with, and be the point of contact for resolution of the problem through, the applicable vendor. Upon becoming aware of a problem, such Party will notify such vendor and will use commercially reasonable efforts to cause such vendor to promptly repair or replace the nonconforming item or remedy the nonperformance or inadequate performance in accordance with such vendor's obligations. If any warranties or indemnities may not be passed through, each Party will, upon the other's request, take commercially reasonable action to enforce any applicable warranty or indemnity which is enforceable by such Party in its own name. Neither Party, however, shall be obligated to resort to litigation or other formal dispute resolution procedures to enforce any such warranty or indemnity and the Party requesting such enforcement will reimburse the other Party for all costs and expenses incurred in connection therewith, including reasonable attorneys' fees and expenses.

      DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OR ANY WORK ORDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, TITLE, NONINFRINGEMENT OR RESULTS TO BE DERIVED FROM THE USE OF ANY HOSTED SOFTWARE AS DEFINED IN SECTION 2(C) OF THE AGREEMENT, LICENSED SOFTWARE, SERVICE, EQUIPMENT, DELIVERABLES OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT OR ANY WORK ORDER. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE, OR PERFORMANCE OF THE HOSTED SOFTWARE, LICENSED SOFTWARE, SERVICE, EQUIPMENT, DELIVERABLES OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT OR ANY WORK ORDER SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF SABRE OR TAM AS THE CASE MAY BE WHATSOEVER. THE PARTIES ACKNOWLEDGE THAT THEY HAVE NOT RELIED UPON ANY WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

10. INTELLECTUAL PROPERTY RIGHTS. Each Party will retain all rights in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the Effective Date of this Agreement, or acquired or developed after the date of this Agreement

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      without reference to or use of the Confidential Information or intellectual property of the other Party. All software that is licensed by a Party from a third party vendor will be and remain the property of such vendor.

            (a) LICENSES. Specific licenses required in connection with this Agreement will be as provided in the Sublicense Agreement and the applicable Work Order. Subject to the foregoing and to any third party rights or restrictions, Sabre will own all intellectual property rights in or related to all deliverables that are developed and delivered by Sabre under a Work Order (the "Deliverables"). However, upon payment therefore in accordance with such Work Order, TAM will have the right and license to use the copy of the Deliverables (including any Sabre Tools, as defined below, that are used in producing the Deliverables and become, and remain, embedded therein) in accordance with the terms of any such Work Order provided by Sabre to TAM under such Work Order. Such copy, if the Deliverable is software, will be in object code form, and the related right and license to use will consist of TAM being able to load, execute, display, store and otherwise use such object code copy. The right and license granted to TAM in this Section 10 will be perpetual (subject to compliance by TAM with this sentence), royalty-free, nontransferable and nonexclusive and will be limited to TAM's internal use and exploitation or for the use of third parties designated by TAM exclusively for the purposes specified in this Agreement and any of its Work Orders. The Deliverables are confidential and will be subject to Section 7.

            (b) RESERVATION OF SABRE RIGHTS. Notwithstanding anything to the contrary in this Agreement, Sabre (i) will retain all right, title and interest in and to all know-how, intellectual property, methodologies, processes, technologies, algorithms, software or development tools used in performing the Sabre Services which are based on trade secrets or proprietary information of Sabre, are developed or created by or on behalf of Sabre without reference to or use of the intellectual property of TAM or are otherwise owned or licensed by Sabre (collectively, "Sabre Tools") and (ii) will retain ownership of any Sabre-owned software or Tools that are used in producing the Deliverables and become embedded in the Deliverables.

            (c) RESERVATION OF TAM RIGHTS. Notwithstanding anything to the contrary in this Agreement TAM (i) will retain all right, title and interest in and to all know-how, intellectual property, methodologies, processes, technologies, algorithms, software or development tools used in performing the TAM Services or any services pursuant to the Sublicense Agreement which are based on trade secrets or proprietary information of TAM, are developed or created by TAM without reference to or use of the intellectual property of Sabre or are otherwise owned or licensed by TAM (collectively, "TAM Tools") and (ii) will retain ownership of any TAM-owned software or Tools that are used in producing the TAM Services or the services under the Sublicense Agreement and become embedded in any deliverables pursuant to such services.

            (d) No licenses will be deemed to have been granted by either Party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement, the Sublicense Agreement, or any related Work Orders. Nothing in this Agreement will require either Party to violate the proprietary rights of any third party in any software or otherwise.

            The provisions of this Section 10 will survive the expiration or termination of this Agreement, the Sublicense Agreement and each Work Order for any reason.

11. MEDIATION; ARBITRATION. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or any Work Order, or the breach, termination, validity or enforceability of any provision hereof or thereof (a "Dispute") will be resolved as follows:

            (a) PROCEDURE. The Parties shall first discuss in good faith all disputes at a mutually convenient location in order to try and find an amicable solution. If the Parties are unable to resolve the Dispute within * days after receipt of notice from a Party that a Dispute exists, it shall be resolved by arbitration pursuant to the terms set forth below.

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            (b) ARBITRATION. The Dispute shall be resolved and decided by binding arbitration, pursuant to the International Arbitration Rules of the American Arbitration Association ("AAA") and the United States Federal Rules of Civil Procedure and United States Federal Rules of Evidence with regard to the taking of any evidence therein. The arbitration panel shall have the exclusive right to determine the arbitrability of any disputes. In the event of any conflict between the rules of the AAA and any provisions of this Agreement, this Agreement shall govern.

            The arbitration shall be conducted in English in Miami, Florida. Unless otherwise agreed to by the Parties there shall be a panel of three arbitrators for all disputes. The claimant party shall appoint an arbitrator in the arbitration petition and the respondent party shall appoint an arbitrator in its response. If within thirty
            (30)days after the arbitration petition, the respondent has not appointed an arbitrator; such arbitrator shall be appointed by the AAA. Within thirty (30) days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed by the AAA.

            The arbitration panel shall award the prevailing Party its attorneys fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration. The Parties agree that notifications of any proceedings, reports, communications or any other document shall be sent as set forth in
            Section 21 of this Agreement. The arbitration panel shall interpret the agreement in accordance with its terms and render decisions thereon and shall only award damages as provided under the terms of this Agreement. The arbitrators shall have the authority to award specific performance or an injunction to the prevailing Party, or to make an award of direct damages but shall have no right to grant special, punitive or exemplary damages, or indirect or consequential damages (including lost profit, or losses due to a prospective business opportunity).

            (c) SOLE REMEDY. Except as provided in Section 15(f), the Parties agree that the award of the arbitration shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented or pled to the arbitrators; that the award must be consistent with the terms and conditions of this Agreement; that it shall be made and shall be payable in accordance with the award in U.S. Dollars free of any tax, deduction or offset; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.

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12.   TERMINATION.

            (a) TERMINATION FOR CAUSE. If either Party materially defaults in the performance of any of its duties or obligations under this Agreement or any Work Order (except for a default in payments to Sabre which will be governed by Section 12(b)). which default has a material and adverse effect on the other Party and such default is not substantially cured within sixty (60) days after written notice is given to the defaulting Party specifying such default, the non-defaulting Party, in addition to all other available remedies, may terminate this Agreement and any Work Orders.

            (b) TERMINATION FOR NONPAYMENT. If TAM defaults in the payment when due of any undisputed amount due to Sabre pursuant to this Agreement or any Work Order, and does not cure such default within * days after being given written notice of such default Sabre may, by giving written notice thereof to TAM, (a) terminate, in the case of Work Order No. 2, only such Work Order, or (b) in the case of Work Order No. 1, terminate this Agreement, Work Order No. 1 and the Sublicense Agreement, in either case as, of the date of receipt by TAM of such notice or as of a future date specified in such notice of termination. With respect to any Work Order entered into by the Parties after the date of this Agreement, and in the case where payment is not made when due the nondefaulting party may only terminate said Work Order unless otherwise provided therein.

            (c) TERMINATION FOR BANKRUPTCY AND RELATED EVENTS. Subject to applicable bankruptcy laws, if either Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other Party may, by giving written notice thereof to such Party, terminate this Agreement and all outstanding Work Orders as of a date specified in such notice of termination.

            (d) TERMINATION FOR CONVENIENCE. Neither Parry will have the right to terminate this Agreement or a Work Order for its convenience prior to the * of the Effective Date of this Agreement, unless the termination of the Work Order is expressly allowed in such Work Order. Any such termination for convenience will only be effective upon one year advanced written notice, which may be given prior to the fifth anniversary of the Effective Date and after all payments related to any service provided under this Agreement are fully paid by the terminating Party.

            (e) OTHER TERMINATION. If as a result of Brazilian government action, regulator)'constraints or other third party action the Portal Solution (as defined in Work Order No.l), is prohibited from use, this Agreement shall be deemed to be terminated or if as a result of any of the foregoing reasons the Agreement is terminated, the following will apply. The Multihost Agreement will be reinstated with all of its Work Orders, attachments, and exhibits, and (i) the termination clause of the Multihost Agreement will be modified to provide that either Party may terminate the Multihost Agreement for convenience after the first anniversary of its reinstatement and
            (ii) Section 12(f)(iv) below will be included into the Multihost Agreement. The Parties will meet within * days after the termination described in this Section 12(e) to commence on going, good faith negations for a mutually agreed replacement for the Multihost Agreement and this Agreement. In the event of a termination as described in this Section 12(e), Sabre will pay (or credit TAM for amounts owed by TAM to Sabre) any outstanding amounts owed TAM by Sabre in connection with the TAM Services and TAM will pay Sabre any outstanding amounts owed Sabre by TAM in connection with Sabre Services.

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            (f) EFFECT OF EXPIRATION OR TERMINATION.

                  (i) EXPIRATION OR TERMINATION OF WORK ORDER ONLY. On expiration or termination of a Work Order, but not this Agreement, Sabre will cease to perform the Sabre Services covered thereby, and TAM will pay to Sabre (1) all undisputed amounts due to Sabre under such Work Order for all Sabre Services performed and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made by TAM) through the effective date of such expiration or termination, and (2) all license rights granted pursuant to the Work Order, as applicable, will cease to exist and TAM will immediately discontinue the use of the applicable Hosted Software or Licensed Software, erase all copies of the applicable Licensed Software systems from its computers, return to Sabre all applicable Sabre Confidential Information, and certify to Sabre in writing that it has fully complied with these requirements. Sabre will create records of the TAM database used for the Hosted Software and will deliver them to TAM based on the terms described in
                        Section 7(c). Expiration or termination of a Work Order will not affect any other Work Orders the performance of which by either or both of the Parties remains outstanding, unless the Parties otherwise agree in writing.

                  (ii) EXPIRATION OF AGREEMENT WITH NO OUTSTANDING WORK ORDERS OR TERMINATION OF AGREEMENT. Subject to the provisions of Section 12(f)(iv) hereof, upon expiration of this Agreement at a time when no Work Orders are outstanding or on termination of this Agreement (and all outstanding Work Orders) by TAM in accordance with this Section 12(f)(ii), Sabre will cease to perform the Sabre Services covered hereby and thereby, and TAM will pay to Sabre all amounts due to Sabre hereunder and thereunder for all Sabre Services performed and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made to Sabre) through the effective date of such expiration or termination.

                  (iii) EXPIRATION OF AGREEMENT WITH OUTSTANDING WORK ORDERS.
                        Upon expiration of this Agreement when one or more Work Orders are outstanding, this Agreement will remain in full force and effect solely for purposes of allowing the activities covered thereby to be completed. Thereafter, Sabre will cease to perform the Sabre Services covered hereby, and TAM will pay to Sabre (1) all amounts due to Sabre hereunder and thereunder for all Sabre Services performed and expenses incurred (including those expenses that, instead of being concurrently billed, have been included in future payments to be made by TAM) through the effective date of such expiration or termination and (2) any termination fees, as described in Section 12(e), if appropriate.

                  (iv) TERMINATION ASSISTANCE. In the event of expiration or termination of all or any part of a Work Order for any reason, the Parties will cooperate in good faith for an orderly wind-down or transition of the Sabre Services or any services then being provided by TAM to Sabre. The transaction rate as specified in the agreement being terminated or reinstated, as applicable, will apply. Subject to Section 7(c) above, and in any such event the Parties will pay to the other, its then current reasonable labor rates for any services requested for wind-down or transition of the Sabre Services or of any services provided Sabre by TAM.

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13.   INDEMNITIES

            (a) PERSONAL INJURY, EMPLOYEES AND PROPERTY DAMAGE. Sabre and TAM will each indemnify, defend and hold harmless the other and their Affiliates from and against all Losses arising out of, under or in connection with (i) bodily or other personal injury to, or death of, any agent, employee, customer, business invitee or business visitor of the indemnitee or (ii) damage to or destruction of any tangible property, in each case referred to in (i) and (ii) herein, resulting from, or arising out of, under or in connection with, the gross negligence or willful misconduct of the indemnitor; or (iii) its respective obligations arising from local labor laws and regulations, as well as other legal or contractual obligations regarding its employees. Notwithstanding the foregoing, Sabre will have no indemnification obligation with respect to Losses arising out of, under or in connection with any incident for which it is entitled to indemnification under Sections 13(c) and 13(d). As used herein "Losses" means all judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (including reasonable attorneys fees) and including sanctions imposed by any governmental entity such as fines, penalties and equitable relief such as injunctions and temporary restraining orders.

            (b) INFRINGEMENT.

                  (i) GENERAL. Sabre will indemnify, defend and hold harmless TAM and its Affiliates against any action or cause of action based on a claim that any Sabre Intellectual Property (excluding portions owned by third parties) directly (A) infringes a copyright, (B) infringes a patent granted under United States or Brazilian laws (C) infringes a trademark granted under United States or Brazilian laws, or (D) constitutes an unlawful disclosure, use or misappropriation of a third party's trade secrets. TAM will indemnify, defend and hold harmless Sabre and its Affiliates against any action or cause of action based on a claim that any TAM Intellectual Property (excluding portions owned by third parties) (W) infringes a copyright, (X) infringes a patent granted under United States or Brazilian laws,
                        (Y) infringes a trademark granted under United States or Brazilian laws, or (Z) constitutes an unlawful disclosure, use or misappropriation of a third party's trade secrets. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction. Notwithstanding the foregoing, neither Party will be liable to the other for claims of indirect or contributory infringement, including claims based on use of intellectual property rights with Equipment or software not agreed to by the indemnitor or in a manner for which such rights are not designed or indemnitee's modifications to intellectual property rights (other than those made at the indemnitor's request).

                  (ii) ADDITIONAL REMEDY. If the intellectual property rights of Sabre ("Sabre IP") or the intellectual property rights of TAM ("TAM IP") becomes the subject of a claim under this Section 13(b) which is meritorious in the indemnitor's reasonable opinion or is likely to become the subject of a meritorious claim, then, in addition to defending the claim and paying any damages and attorneys' fees as required above, the indemnitor will either (A) replace or modify the Sabre IP or TAM IP, as applicable, to make it non infringing or cure any claimed misuse of a third party's trade secret or (B) procure for the indemnitee the right to continue using the Sabre IP or TAM IP, as applicable. Any costs associated with either alternative will be borne by the indemnitor. If neither option is available to the indemnitor through the use of commercially reasonable efforts, (Y) the indemnitee will return such Sabre IP or TAM IP, as applicable, to the indemnitor and (Z) if requested by the indemnitee in good faith, the Parties will negotiate in good faith (but subject to Section 15) to

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                        reach a written agreement on what, if any, monetary
                        damages (in addition to the indemnitor's obligations under this Section 13(b) are reasonably owed by the indemnitor to the indemnitee. As used herein, the term "intellectual property rights" means any (i) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, Confidential Information, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any other proprietary right or intangible asset (including software).

            (c) PROVISION OF SERVICES. TAM will indemnify, defend and hold harmless Sabre and its Affiliates from and against all Losses arising out of or in connection with any claims made by third parties arising out of or related to TAM's use of any Hosted Software, Licensed Software, Equipment, or Sabre Services based on
            (i) TAM's negligence, gross negligence, or misuse of the Sabre Services, (ii) the failure of any Equipment, products or services provided by TAM, (iii) any act or omission of any third party furnishing products, Equipment, software or any other items or services which are required by TAM to use the Hosted Software, Licensed Software, Equipment or Sabre Services, (iv) unauthorized modifications, alterations, tampering, adjustment or repair of the Hosted Software, Licensed Software, Equipment or Sabre Services caused by TAM or any third party permitted access to or use thereof by TAM, (v) TAM's provision of incidental services to its code-share airlines or provision of customary ground handling services for another airline, (vi) use of the Hosted Software, Licensed Software, Equipment or Sabre Services in combination with, or in addition to, any Equipment or computer programs not licensed or recommended by Sabre, or (vii) any Airline Incident. As used herein "Airline Incident" means an occurrence of personal injury, death, or property damage in connection with the operation of any TAM's or its codeshare airline's operations.

            (d) OTHER THIRD PARTY CLAIMS INDEMNITY. TAM agrees to indemnify and defend Sabre from any and all Losses incurred by Sabre for claims filed by any third parties, whether private parties or public entities of any kind, against Sabre with respect to any claims related to TAM's decision to cease utilizing GDS systems and entering this Agreement as a means for distributing its airline flight services to its customers.

            (e) PROCEDURES FOR THIRD PARTY CLAIMS. The indemnification obligations set forth in this Section will not apply unless the party claiming indemnification: (a) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Section 13 if and to the extent that the indemnitor is prejudiced thereby; and (b) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; unless such settlement would result in a finding or admission that the indemnitee violated any applicable law, rule or regulation, in which case the indemnitee's approval will be required and provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the Party entitled to indemnification may assume the defense at the indemnitor's cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

            (f) NEGLIGENCE. The ordinary negligence of any indemnittee will not preclude such indemnittee from receiving the benefits under this
            Section 13.

                                                                    Confidential

14.   INSURANCE.

            (a) GENERAL. Each Party will have and maintain in force insurance coverage, including worker's compensation insurance and general liability insurance, adequate for it to perform its obligations under this Agreement. Sabre shall cause its insurers to name TAM as an additional insured party in its general liability insurance with liability coverage of at least $ * (which amount can be constituted, in part, with coverage from an umbrella policy).

            (b) AVIATION INSURANCE. TAM shall cause its aviation insurers to name Sabre as an additional insured party in its aviation insurance policies. TAM's insurers will also provide written waivers of subrogation in favor of Sabre in both its airline liability and airline hull policies. Such aviation policies will also include contractual liability coverage specifically insuring the indemnification obligations of such Party pursuant to Section 13. Upon request, TAM will provide Sabre with evidence of such insurance within 60 days of the Effective Date and will cause the insurers under such insurance policies not to cancel, amend or make any material adverse change affecting the coverage under any such policies without at least thirty (30) days prior written notice to Sabre.

            (c) RISK OF LOSS. Each Party will be responsible for risk of loss of, and damage to, any Equipment, software or other materials in its possession or under its control.

15.   LIABILITY.

            (a) GENERAL LIMITATION. The liability of Sabre to TAM, for all damages and other Losses arising from or related to this Agreement, regardless of the form of action, whether in contract, equity, negligence, tort or otherwise will not exceed, under any circumstances, the lesser of (i) * or(ii) * . TAM acknowledges that * reflect the allocation of risk set forth in this Agreement and that Sabre would not enter into this Agreement without these limitations on its liability.

            (b) LIMITATION ON OTHER DAMAGES. In no event will the measure of damages payable by either Party hereunder include, nor will a Party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any Party, including third parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed. Nothing in this Section 15(b) will be deemed to limit a Party's payment obligation to the other Party for services rendered pursuant to this Agreement or a Work Order.

            (c) EXCEPTIONS TO LIMITATIONS. The limitations, waivers and disclaimers set forth in Sections 15(a) and 15(b) do not apply to the liability of a Party resulting from that Party's breach of its obligations concerning restrictions on the use of the other Party's Confidential Information as defined in an applicable Work Order or
            Section 7. The limitations, waivers and disclaimers set forth in
            Section 15(a) and 15(b) do not apply to the liability of a Party resulting from that Party's indemnification obligations under
            Section 13 in respect of Losses arising out of, under or in connection with third Party claims, actions or causes of action

            (d) CONTRACTUAL STATUTE OF LIMITATIONS. No claim, demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than three years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

            (e) ACKNOWLEDGEMENT. The Parties expressly acknowledge that the limitations and exclusions set forth in this Section 15 have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement taking into account each Party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party pursuant to this Agreement. The

                                                                    Confidential

            provisions of this Section 15 will survive the expiration or termination of this Agreement and each Work Order for any reason.

            (f) INJUNCTIVE RELIEF. Each of the Parties acknowledge that, in the event it breaches its obligations concerning restrictions on the use of the other Party's Confidential Information as defined in ,
            Section 7, the Sublicense Agreement or in any applicable Work Order, the non-breaching Party will be irreparably harmed. In such a circumstance, the non-breaching Party may proceed directly to court. If a court of competent jurisdiction should find that the breaching Party has breached any such obligations, the breaching Party agrees that without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by the breaching Party and restraining it from any further breaches.

16. EXCUSED PERFORMANCE. Neither Party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement or any Work Order to the extent that such failure results from any event or circumstance beyond that Party's reasonable control, including acts or omissions of the other Party or third parties, natural disasters, riots, war, civil disorder, acts of terrorism, court orders, acts or regulations of governmental bodies, and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts (collectively, "Force Majeure"). If either Party is precluded from performing all or substantially all of the services hereunder for an event covered by this Section 16 for * consecutive days, then the other Party will have the right to terminate this Agreement and/or the Work Order, as applicable, upon written notice to the other. Subject to the foregoing right of termination, if there is an event of Force Majeure in connection with Sabre Services which materially and substantially impacts TAM's business operations or an event of Force Majeure which materially and substantially impacts Sabre's rights to market and sublicense the TAM Products pursuant to the Sublicense Agreement, then the affected Party may seek substitute services from a third party for the period of time that the Force Majeure exists.

17. EXPORT REGULATIONS. This Agreement and each Work Order is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding anything to the contrary in this Agreement or any Work Order, if precluded by any United States government laws, regulations, orders or other restrictions, Sabre will not directly or indirectly export (or re-export) any computer hardware, software, technical data or derivatives of such hardware, software or technical data, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding re-export or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement or any Work Order. The provisions of this Section 17 will survive the expiration or termination of this Agreement and each Work Order for any reason.

18. USE OF SUBCONTRACTORS. Sabre may subcontract any portion of the Sabre Services to any Affiliate or third parties provided no such subcontracting of duties or services shall relieve Sabre of its obligations to TAM under this Agreement or any Work Order and TAM need not pursue any remedies provided for in this Agreement or in any Work Order against any subcontractor retained or selected by Sabre but may proceed directly against Sabre. Sabre will not disclose any of TAM's Confidential Information to any subcontractor unless it has agreed in writing to protect the confidentiality of such Confidential Information in a manner no less restrictive than required under Section 7. and to use such information only as needed to perform subcontracted Sabre Services.

19. MANAGEMENT OF TELECOMMUNICATIONS SERVICES. TAM acknowledges that Sabre is not a licensed provider

                                                                    Confidential

      of Telecommunications services. Sabre will arrange for and manage the provision of Telecommunications services for TAM where required in the applicable Work Order. Subject to TAM's approval, Sabre will select a third party provider that is licensed to provide such services. Sabre will monitor such provider's performance of its obligation to provide and maintain the Telecommunications services, will work with such provider and with TAM to resolve problems with the Telecommunications services, and will take all reasonable actions to cause such provider to perform such obligation. Sabre will not be responsible for a failure of a third party Telecommunications provider to provide Telecommunications services, or for any degradation of the provision of such Telecommunications services by the third party provider. As used herein, "Telecommunications" includes any remote communication or connection between Customer and Sabre. For example, such connections may be by way of a direct communication link, radio, microwave or satellite link or by way of the Internet or World Wide Web.

20. MANAGEMENT OF OTHER THIRD PARTIES. The Parties acknowledge that the Sabre Services may include Sabre's management or procurement of various services and products provided by third parties at the request of TAM. TAM agrees that this arrangement would not constitute Sabre's subcontracting of some portions of the Sabre Services for purposes of this Agreement, and that Sabre would not be responsible or liable for the performance, inadequate performance or non-performance of such third party Sabre Services or products. The remedies for any such third party service or product problems to the extent attributable to nonperformance or inadequate performance by any such third party provider or nonconformance of any such third party product will be the remedies set forth in the applicable agreement with the provider of such third party service or product.

21. NOTICES. All notices under this Agreement and each Work Order will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, to the Parties at the addresses set forth herein. Either Party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

            If to Sabre for technical matters and matters of an urgent nature:

      Sabre Inc.                           With cc to TAM Account Manager
      3150 Sabre Drive                     Sabre Brazil
      Southlake, TX 76092-2129             Avenida Paulista 1106 1 degrees Andar
      Attn: Technical Delivery Executive   Sao Paulo, SP
      Email: tracy.cooper@sabre.com        email: luiz.ambar@sabre.com
      Fax: 817 264-2307                    Fax: +55 11 3146-1450
      Telephone: 817 264-7880              Telephone: +55 11 3146-1501

                                                                    Confidential

            If to TAM for technical matters or matters of an urgent nature:

TAM Linhas Aereas, S.A.                      with cc to IT Vice President

Avenida Jurandir 856                         Avenida Jurandir 856
Lote 4, Hangar 7, 3 degrees Andar            Lote 4, Hangar 7, 3 degrees Andar
Jardim Ceci, Sao Paulo, SP, Brasil           Jardim Ceci, Sao Paulo, SP, Brasil
CEP: 04072-000                               CEP: 04072-000
Attn: Antonio A. Faco                        Attn: Gelson Pizzirani
Email: Antonio.faco@tam.com.br               email: gelson.pizzirani@tam. com.br
Fax: +55 11 55826134                         Fax: +55 11 5582-6134
Telephone: + 55 11 5582-9348                 Telephone: +55 11 5582-8998

 For all other matters to Sabre
including legal notices:                     with cc to General Counsel:

Sabre Travel International Ltd.              Sabre Inc.
12 Lower Leeson Street                       3150 Sabre Drive
Third Floor, Ormonde House                   MD 9105, First Floor
Dublin, 2 Ireland                            Southlake, TX 76092-2129
Attn: Director                               Attn: General Counsel

                                             And:

                                             Sabre Inc.
                                             3150 Sabre Drive
                                             Southlake, TX 76092-2129
                                             Attn: President, Airline Solutions

For all other matters to TAM
Including legal notices:                     with cc to General Counsel

TAM Linhas Aereas, S.A.                      TAM Linhas Aereas, S.A.
Avenida Jurandir 856                         Avenida Jurandir 856
Lote 4, Hangar 7, 5 degrees Andar            Lote 4, Hangar 7, 5 degrees Andar
Jardim Ceci, Sao Paulo, SP, Brasil           Jardim Ceci, Sao Paulo, SP, Brasil
CEP: 04072-000                               CEP: 04072-000
Attn:Presidente                              Attn:General Counsel

22. PUBLIC RELATIONS AND MARKETING REFERENCES. Each Party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or any Work Order or its subject matter and will give the other Party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release. This provision does not alter the restrictions on the disclosure of Confidential Information set forth in Section 7 and subject to Section 7. will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations. Notwithstanding the foregoing but subject to any applicable laws, rules or regulations, each Party will have the right to list the name of the other Party, to make general references to the basic nature of the relationship between the Parties under this Agreement and to describe generally the type of services being provided by Sabre to TAM and TAM to Sabre under this Agreement and each Work Order in such Party's promotional and marketing materials, in such Party's oral or visual presentations to third parties, in interviews conducted by the news media or securities analysts and in or through any other available media channels, including print, internet, radio, cable and broadcast mediums.

                                                                    Confidential

23. TRADEMARKS. Sabre grants TAM for the term of this Agreement a non-exclusive and non-transferable license to use Sabre's tradenames and trademarks for the Licensed Software in accordance with the terms outlined in Exhibit C (the "Trademark Policy"); provided, however, no use of Sabre's tradenames or trademarks shall be made without the prior written approval of Sabre, which approval shall not be unreasonably withheld or delayed. Sabre will provide TAM its current graphic standard guidelines and will inform TAM in writing of any changes in the Trademark Policy.

24. HIRING OF EMPLOYEES. Unless mutually agreed, during the term of this Agreement and for a period of 12 months thereafter, neither Party will solicit, directly or indirectly, for employment or employ any employee of the other who is or was involved in the performance of any of the services pursuant to this Agreement without the prior written consent of the other. An unsolicited inquiry for employment from an employee or a response to a job posting in a general solicitation by one of the Parties (for example, a job opportunity listed in a Party's web site or solicitations in job fairs, newspaper or trade magazine listings) shall not be considered a violation of this Section 24.

25. REQUIRED DOCUMENTATION. The Parties shall be responsible for providing reasonable assistance to each other in obtaining all necessary work visas and any other documentation required for individuals to provide Services on behalf of the Parties under this Agreement or any Work Order.

26. RIGHT TO ENGAGE IN OTHER ACTIVITIES. Sabre and its Affiliates may provide data processing and other information technology services for other parties at any Sabre facility that Sabre uses to perform Sabre Services or to provide access to the Hosted Software. Subject to TAM's proprietary rights in its data and Sabre's confidentiality obligations contained in
      Section 7, nothing in this Agreement will impair Sabre's right to acquire, license, market, distribute, develop for itself or others or have others develop for Sabre similar technology performing similar functions as the technology and Sabre Services contemplated by this Agreement.

27. LEGAL AUTHORITY TO CONTRACT. Each Party represents and warrants that as of the Effective Date: (i) such Party is a corporation in good standing under the laws of its jurisdiction of formation and has the authority to carry on its business as now conducted; (ii) it has the legal authority to execute deliver and perform its obligations under this Agreement and any Work Order (iii) the obligations under this Agreement have been duly authorized by all necessary corporate action; (iv) this Agreement has been executed by duly authorized officers of such Party; (v) that the Agreement constitutes a valid and legally binding obligation of the Party enforceable in accordance with its terms, and (vi) and no consent or approval of stockholders or any other person or consent or approval of, notice to, or filing with, any public authorities is required as a condition to the validity of this Agreement.

28. SABRE PORTFOLIO ACCESS. From time to time during the term of the Agreement and as the Parties may agree, Sabre will provide TAM with information, including descriptions of basic uses and applications, concerning Sabre products, services and/or enhancements thereto which may be applicable for TAM's operations. This information will be provided free of charge for TAM's consideration for use in their operations.

29. BETA TESTING. Sabre from time to time develops new software/hardware products or services along with supporting documentation (the "Beta Products") for use by its clients. The Parties believe it is mutually beneficial to allow TAM to utilize the Beta Products for purposes of testing, analysis, and evaluation under the conditions of TAM's business and environment (the "Beta Tests"). Whenever Sabre has a Beta Product suitable for Beta Tests by an airline, or has a product for another market segment that Sabre thinks may benefit from testing by TAM, Sabre will notify TAM of such product. Subject to TAM's agreement to test, the Parties will mutually develop a plan for such testing prior to the commencement of each Beta Test. TAM, in the exercise of its sole discretion may not agree to participate in any Beta Test. The Beta Products are a pre-release test version and may have defects or deficiencies that cannot or may not be corrected by Sabre. Sabre makes no warranties, express or implied, including, but not limited to, warranties of merchantability, satisfactory quality and fitness for a particular purpose, with respect to the Beta Products, their use or support. TAM will actively use the Beta Products subject to the Parties testing plan free of charge during the Beta Tests. TAM will make available to Sabre copies of data connected with its use of the Beta Products including, but not limited

                                                                    Confidential

      to, test results, corrections, deficiency information, and actual or suggested improvements to the Beta Product and agrees to consult with Sabre in the review and analysis of the same. All reports, designs, specifications and other materials and all rights in all media made and/or developed during the Beta Test for enhancement of the Beta Products, whether prepared by Sabre or TAM, will be the sole and exclusive property of Sabre and its Affiliates; and all such reports, designs, specifications or other materials and all media shall be kept confidential by TAM. All right, title and interest throughout the world to any invention relating to enhancement of the Beta Products, whether or not patentable, conceived in or made in the course of or as a result of TAM's Beta Test shall be the sole and exclusive property of Sabre and its Affiliates, provided that in no event will Sabre disclose to any third party any proprietary TAM data or information. Subject to TAM's approval, TAM agrees to provide an endorsement statement that Sabre can use in advertisement and sales materials for the Beta Products. If TAM desires to continue using the Beta Product after the expiration of the Beta Test, or contracts with Sabre for the production version of the Beta Product within * months, the Parties will negotiate an appropriate charge for such product, including any credits for TAM for the use of TAM Equipment, software and/or services in connection with the Beta Test.

30. RIGHT OF RESPONSE. In consideration of access to Sabre portfolio and the right to act as a Beta Product testing site as provided in Sections 28 and 29, TAM agrees to give Sabre the right of response in connection with any requirements TAM may have related to airline products and services of the variety offered by Sabre. Concurrently with discussing with any other provider of such airline products and services, TAM will notify Sabre of its interest in obtaining such products and services. TAM will discuss in good faith with Sabre the provision of such products or services from Sabre to TAM, and will be allowed the same opportunity, conditions and time to formulate a response as TAM provides to any third party. If Sabre's response is not accepted by TAM, TAM will be free to negotiate and enter into an agreement with any third party for any such airline products and services at its discretion and without interference by Sabre. Sabre will make no claim against any such third party as a result of their selection by TAM for such airline products and services.

31. OTHER. Where agreement, approval, acceptance or consent of either Party is required by this Agreement or any Work Order, such action will not be unreasonably withheld or delayed. The Parties are independent contractors, and neither this Agreement nor any Work Order will be construed as constituting either Party as partner, joint venturer or fiduciary of the other. If any provision (other than a provision relating to any payment obligation) of this Agreement or any Work Order or the application hereof or thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement and each Work Order or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement and each Work Order will be valid and enforceable to the extent permitted by law. Nothing in this Agreement or any Work Order may be relied upon or will benefit any Party other than TAM and Sabre and their respective Affiliates. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this
      Agreement will survive any termination or expiration of this Agreement and continue in full force and effect. This Agreement and each Work Order (a) will be governed by the substantive laws of the State of New York, United States of America (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), (b) will be binding on the Parties and their successors and permitted assigns, (c) may not be assigned by either Party without the prior written consent of the other (except that Sabre will have the right to perform the Sabre Services itself and through its Affiliates, to assign this Agreement and each Work Order to such Affiliates, provided no such assignment shall relieve Sabre of any of its obligations under this Agreement or any Work Order and in the event of any such assignment by Sabre, Sabre and its affiliate will be jointly and severally liable to TAM for any damages as provided for in this Agreement and any Work Order) and (d) may not be changed or modified orally or through a course of dealing, but only by a written amendment or revision signed by the Parties. This Agreement and each Work Order (including any exhibits or attachments referred to herein or therein and attached hereto or thereto, each of which is incorporated herein or therein, as applicable, by this reference for all purposes) constitute, as of the effective date of this Agreement or that Work Order, as applicable, the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and thereof and supersede any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter.
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                                                                    Confidential

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement by their duly authorized representatives as of the date first set forth above.


SABRE TRAVEL INTERNATIONAL LTD. (No. 272493) TAM LINHAS AEREAS S.A.,

By:                                          By:
     --------------------------------           --------------------------------
Name:    Margaret Lewis                      Name:    Gelson Pizzirani
Title:   Director                            Title:   Vice President
Date:    October 3, 2003                     Date:    October 3, 2003

                                             By:
                                                --------------------------------
                                             Name:    Ruy Antonio Mendes Amparo
                                             Title:   Vice President
                                             Date:    Octobers 3, 2003

                                                                    Confidential

                                                                    Confidential

                                  WORK ORDER 1

THIS WORK ORDER NUMBER 1 ("WO1") will confirm the mutual understanding and agreement of each of Sabre Travel International Ltd. ("Sabre"), and TAM Linhas Aereas S.A., a Brazilian corporation ("TAM") as to the terms and conditions pursuant to which Sabre itself and through its direct and indirect wholly-owned subsidiaries or Affiliates, will perform the services and produce the deliverables described in this WO1. All references to Sabre and TAM in this WO1 will be deemed to include all respective Parties subsidiaries and Affiliates, and TAM and Sabre may be referred to herein individually as a "Party" and together as the "Parties". The terms and conditions of this WO1 are as follows:

      1. This WO1 is entered into by the Parties under the provisions of the General Services Agreement, and Exhibits thereto, dated as of October 3, 2003, between Sabre and TAM (the "Agreement"), and, except as otherwise provided in this WO1, all provisions of the Agreement are applicable to this WO1. If there is a conflict between the terms of this WO1 and the Agreement, the terms of this WO1 will be controlling.

            1.1 The term of this WO1 will begin on October 3, 2003, and, unless earlier terminated as provided in the Agreement, will continue through October 3, 2013 (the "Term of this WO1"). The Term of this WO1 may be extended by mutual written agreement of the Parties.

      2. THE TECHNOLOGY SOLUTION. The technology solution ("Technology Solution") envisioned as Sabre Services by the Agreement is described in two specific parts; 1) the "Multihost Solution" which encompasses products and services including host-based reservations provided and supported by Sabre and 2) the "Portal Solution", a web-based tool provided and supported by Sabre which integrates the TAM Solution defined in Attachment 1 of this WO1 under Section 1, with the Multihost Solution. In addition, TAM will have certain obligations in connection with the Technology Solution described in this WO1 as TAM Solution obligations.

      2.1 DETERMINATION OF APPLICABLE DATES. The terms of this WO1 shall be governed by three mutually agreed dates which are defined as follows:

            2.1.1 EFFECTIVE DATE. The "Effective Date" of this WO1 shall be defined as the date upon which this WO1 is duly executed by both Parties.

            2.1.2 IMPLEMENTATION DATE. The "Implementation Date" of the
                  Technology Solution shall be the date by which Acceptance is deemed to have occurred pursuant to Section 2(d) of the Agreement.

            2.1.3 SUSPENSION DATE. The "Suspension Date" shall be defined as the earlier of (i) the date upon which TAM discontinues participation in all Global Distribution Systems ("GDS") within Brazil or (ii) (a) * days following the date upon which Sabre Subscriber locations within Brazil which generated * % of TAM ticket sales revenue generated by Sabre Subscribers for the preceding * months prior to the Effective Date of the Agreement have had Infrastructure preparation completed as described in Section 7.4 and (b) Brazilian travel agents and other related producers (e.g. tour operators, consolidators, etc.) who produced * % of TAM's domestic point of sale passenger revenue in the preceding * months prior to the Effective Date of the Agreement have had access to training on the Technology Solution or (iii) the * Brazilian travel agencies, including * % of their branches, or related producers, who produced the most revenue for TAM in the preceding * months (a) have had access to training on the Technology Solution and (b) of these * top producers, all Sabre Subscribers have had Infrastructure preparation completed as described in Section 7.4.

            2.1.4 PRE-EXISTING MULTIHOST AGREEMENT. TAM's Multihost Agreement
                  with Sabre dated February 18, 1993 shall remain in full force and effect until the Effective Date and shall be put into abeyance on the Effective Date until the earlier of (i) the expiration of this WO1 at which time
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                                                                    Confidential

                  the Multihost Agreement will automatically terminate or (ii) termination in accordance with Section 12 (e) of the Agreement, at which time the Multihost Agreement will be reinstated in accordance with Section 12 (e) of the Agreement.

3. THE MULTIHOST SOLUTION. Throughout the Term of this WO1, Sabre will provide TAM with certain Multihost Services including but not limited to hosted computer services ("Hosted Services"), maintenance of Multihost software and databases ("Maintenance Services"), and management of telecommunication services ("Telecommunication Services") as described more thoroughly below.

      3.1 DESCRIPTION OF MULTIHOST SOFTWARE. Sabre shall provide or cause to be provided to TAM access to the Multihost Software, in accordance with Attachment 1 to this WO1 under the Section 2.1 "Description of Multihost Software". As used herein, the term "Multihost Software" means the Sabre proprietary computerized reservations system used in relation to the provision of air transportation services as described in Section 2 of Attachment 1 of this WO1.

      3.2 DESCRIPTION OF MULTIHOST MAINTENANCE SERVICES. Sabre shall provide or cause to be provided to TAM certain Multihost Maintenance Services, as described in Sections 3.4(a)(ii), 3.4(b)(vii), 3.4(d) and 3.4(e) of this WO1.

      3.3 DESCRIPTION OF MULTIHOST TELECOMMUNICATIONS SERVICES. Except as otherwise agreed in a separate agreement, TAM shall be responsible for obtaining communications facilities, at its own expense, necessary to communicate with the Multihost Software. Sabre shall cooperate with TAM to facilitate the connection of such communication facilities.

      3.4   MULTIHOST SOFTWARE AND DATABASE SUPPORT.

        (a) TAM DATABASE SUPPORT.

            i) TAM DATABASE. Sabre acknowledges that the TAM database (consisting of all TAM information, data and records residing in the TAM partition of the Sabre Multihost computer ("TAM Database") contains information proprietary to TAM. The TAM Database shall be and will remain the sole property of TAM and only Equipment (as defined in Section 9(d) of the Agreement) specified by TAM may be used to access the TAM Database; provided, however, that Sabre and its subcontractors' data processing personnel shall have access to the TAM Database to ensure the integrity and performance of the Multihost Software. Sabre and its subcontractor's personnel having access to the TAM Database shall be made aware of their duty to maintain the confidentiality of the TAM Database and of their duty to use such access only for purposes contemplated by the Agreement. The location of the TAM Database may or may not be physically separate from the databases of Other Customers of Sabre. As used herein "Other Customers" means any other carrier which obtains Multihost Software or Multihost Services from Sabre.

            ii) SABRE TO MAINTAIN TAM DATABASE. Sabre shall maintain, or cause to be maintained, the TAM Database, and shall make backup archival copies of the TAM Database at least once in each twenty-four hours (but not less frequently than for any Other Customer) so that if the TAM Database is for any reason erased or destroyed, Sabre shall promptly restore the archival copy. If the TAM Database is erased or destroyed for (i) causes within Sabre's sole control, Sabre will restore the archival copy at no additional charge and, in the invoice following the erasure or destruction of the TAM Database, Sabre will credit TAM * % of the previous month's invoice for services provided by Sabre to TAM pursuant to this WO1, prorated to reflect the number of hours and minutes of the outage resulting from the erasure or destruction of the TAM Database. (ii) if, alternatively, the TAM Database is erased or destroyed for causes within TAM's sole control, TAM will pay Sabre for all labor incurred in restoring the archival copy at Sabre's then current labor rates, (iii) for any TAM Database erasure or destruction that is outside of TAM's sole control and Sabre's sole control, TAM shall pay Sabre half of Sabre's standard applicable

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                  labor cost incurred in restoring the archival copy. Any
                  incident pursuant to this Section 3.4(a)(ii) for which a credit is issued will not be eligible for a credit under any other section of this WO1.

            iii) ACCESS TO THE MULTIHOST SOFTWARE RESTRICTED. Sabre will restrict access to data contained within the Multihost Software by functional identification ("Duty Codes") to facilitate data security. TAM agrees that the Duty Codes used by TAM, unless otherwise agreed to by Sabre, will be identical to those used by Sabre. Sabre shall use the same security procedures to protect the TAM Database from unauthorized access as it uses for Other Customers. Sabre shall protect the confidentiality of the TAM Database using the same care it uses to protect its own confidential information of like importance, but not less than reasonable care. Sabre reserves the right to modify its regulations and procedures from time to time to improve such protection.

            iv) SABRE DATABASE SUPPLIERS. Use of the TAM Database is, or may be, subject to certain restrictions and covenants set forth in agreements with database application software suppliers ("Database Suppliers"). TAM agrees to comply with such restrictions and covenants provided that copies of the agreements in which they are contained are provided to TAM within fifteen (15) days prior to the effective date of any such restriction or covenants that are imposed on Sabre hereafter and provided further that Sabre will exercise care that such restriction does not impair TAM's rights under the agreement and this WO1. In providing copies of such agreements to TAM, Sabre may delete pricing or other commercially sensitive information. To the extent that information from such Database Suppliers becomes unavailable or third party software is not supported, Sabre is relieved of its obligation to provide such data to TAM; however, Sabre will use reasonable efforts to supply replacement data.

      (b)   MULTIHOST SOFTWARE PERFORMANCE.

            i) PERFORMANCE STANDARDS. Subject to the provisions of Sections 3.4(b)(ii) and (iii). Sabre will maintain, or to cause to be maintained, the Multihost Software's availability twenty-four hours per day, seven days per week, subject to Downtime. As used herein, "Downtime" means the time when the Multihost Software is not available for productive use at the Sabre Data Center or at such other location as Sabre may designate Data Center. As used herein, "Data Center" means the Data Center operated by or on behalf of Sabre and currently located in Tulsa, Oklahoma, United States or such other location as Sabre may designate.

            ii) AVAILABILITY. Except as may be otherwise provided in an applicable Work Order, Sabre will provide Uptime for the Multihost Software at least * of the time during the Term of this WO1. As used herein "Uptime" means the time when the Multihost Software is available for productive use at the Data Center (excluding Downtime), measured during a calendar month, and calculated as (i) the number of minutes of availability during such measurement period, divided by (ii) the total minutes during such measurement period minus the Downtime minutes referred to in Sections 3.4(b)(v) and (vi). No exception will be made in the case that Uptime as calculated herein is not met solely because of the failure of Multihost Software as defined in Section 2(c) the Agreement. If, Sabre fails to provide Uptime for the Multihost Software for at least * of the time as specified above during any calendar month, Sabre will issue TAM a credit on its next invoice in an amount equal to * of the previous month's invoice. Any incident pursuant to this Section 3.4(b)(ii) for which a credit is issued (the "first incident") will be eligible for an additional credit under this WO1, if but only if, the cause of such other incident is not directly related to the cause of the first incident.

            iii) LIMITATIONS ON SECTIONS 3.4 (B) (I) AND (II). Sabre shall not be in default of the service levels or service level goals under this Agreement to the extent such failure is wholly or partly due to any one of the following reasons: (i) TAM's failure to perform its

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                  obligations under the Agreement that affects the performance of the respective Multihost Software system; (ii) Force Majeure Events; (iii) the performance of a third party (including but not limited to Telecommunications provider(s));
                  (iv) changes made in accordance with the procedures set forth in Section 3.4(c)(ii) below, (v) unforeseen capacity increases based on changes in TAM's business processes or methodology for generating Messages;(vi) TAM's internal software other than the "Licensed Software," as defined in the Agreement; and
                  (vii) performance of third party software or hardware. As performance of the Multihost Software is dependent on performance of local area and wide area networks, and software and hardware of Third Parties and TAM, Sabre shall not be responsible for problems or delays due to technical matters beyond its control. As used herein, the term "Messages" means a grouping of characters transmitted to the Sabre Multihost TAM reservation partition at the Data Center whether such transmission is made manually or automated. Each such transmission constitutes one Message.

            iv) SOLE AND EXCLUSIVE REMEDY FOR OUTAGES. In the event of an outage, Sabre will restore the Multihost Software as soon as reasonably practicable using the same degree of effort accorded a similar problem for Other Customers. Except as may be provided in an applicable Work Order, if Uptime is not at least * for any * consecutive day period during the Term of this WO1, Sabre's sole liability and TAM's sole and exclusive remedy shall be for TAM to terminate this WO1 and the Agreement.

             v) ROUTINE DOWNTIME. Sabre may from time to time perform routine Downtime for system maintenance of and software modifications to the Multihost Software. Except for operational necessity, routine Downtime shall occur between 2100 and 0200 United States Central Time ("CT"). Sabre will endeavor to give TAM at least hour written advance notice of Routine Downtime and its anticipated duration.

            vi) EXTENDED DOWNTIME. The Multihost Software may also be unavailable for longer periods for hardware upgrades, facility modification, TAM requested reorganization of the TAM Database, and similar reasons. Sabre will use reasonable efforts to limit such Downtime to no more than * hours, occurring between the hours of 2000 and 0400 CT if on weekdays, and 1900 and 0300 CT if on weekends or on a United States holiday. To the extent practicable, Sabre shall consult with TAM in scheduling such Downtime and shall endeavor to accommodate TAM with respect to scheduling. Although Sabre shall avoid unscheduled Downtime and to maintain Uptime at an industry-competitive level, such Downtime may occur despite such efforts. Unscheduled Downtime shall be included in the calculation of Downtime.

            vii) ERRORS AND PROBLEMS. After receiving notice from TAM of any Errors or problems with the Multihost Software, Sabre will commence efforts to correct promptly the Error or problem. As used herein, the term "Error" means a reproducible failure of a software system to perform in all material respects in accordance with its functionality. Sabre will accord to TAM the same priority, speed of response, and degree of effort that it accords or would accord to any Other Customer for a similar Error or problem. In the case of a "Level 1 Error" as defined in Section 3.4(d) of this WO1, Sabre will guarantee service restoration within * hours for * % of cases, and (ii) in the case of a "Level 2 Error" as defined in Section 3.4(d) of this WO1, Sabre will guarantee service restoration within * hours for * % of cases. If Sabre fails to restore service within the timeframes described in (i) and (ii) above, Sabre will issue TAM a credit on its next invoice in an amount equal to * % of the previous month's invoice. Any incident pursuant to this Section 3.4(a)(vii) for which a credit is issued (the "first incident") will be eligible for an additional credit under this WO1, if, but only if, the cause of such other incident is not directly related to the cause of the first incident. Sabre shall have no obligation to fix Errors for any version of a Software system other than the most current version and the immediately preceding version of such Multihost Software system. If a Level 2 Error is not corrected within * days after receiving written notice of such Level 2 Error, TAM's Chief Executive Officer may give written notice to Sabre's Chief

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                  Executive Officer that the Level 2 Error has not been
                  corrected and if such Level 2 Error has not been corrected within * days from the date of such notice, TAM may terminate the Agreement and this WO1, and seek damages as otherwise provided for in the Agreement.

            viii) PERFORMANCE RELATED TO TELECOMMUNICATIONS AND EQUIPMENT
                  FACILITIES. If any unusual or unforeseen growth in TAM's operations occurs, Sabre will consult with TAM and subject to the parties mutual agreement, TAM will pay for all Equipment and Telecommunications facilities and necessary interfaces and related installation costs that may be required by such unusual or unforeseen growth. Additional fees may also apply as may be set forth below. The Parties acknowledge that the incorporation of another Brazilian carrier within the scope of this WO1 will not be deemed unusual or unforeseen growth with respect to Equipment and Telecommunications facilities as provided herein by them.

      (c)   ENHANCEMENTS, NEW FUNCTIONS AND MODIFICATIONS.

            i) SABRE CHANGES TO MULTIHOST SOFTWARE. From time to time, the functionality of a Multihost Software system may be modified by Sabre creating enhancements and adding new functions. If Sabre offers these enhancements or new functions without charge to TAM, then TAM agrees to accept them for use with the applicable Multihost Software system provided TAM is not required to pay for any related upgrades or later implemented related upgrades.

            ii) TAM CHANGE REQUESTS. TAM may submit a Change Request to Sabre for enhancements and new functions, provided that the cost of developing such enhancements or new functions may, at Sabre's discretion, be charged to TAM for such development cost at a rate of USD$ * per hour during the first * months after the Implementation Date. Subsequently TAM shall pay Sabre for such services at Sabre's then prevailing labor rates per hour or another rate mutually agreed by the Parties. Any such change shall be subject to the Change Request procedure referred to in Section 2(e) of the Agreement. Should Sabre exercise its discretion to charge TAM for the requested change, Sabre will retain full rights to the change but will not offer this functionality to any third party if TAM has requested the product be exclusively TAM's for a maximum period of * months after such change is in production. If the product is made available to any third parties, with TAM's consent, Sabre will pay TAM a prorated amount for the remaining exclusivity period, but not exceeding the amount charged by Sabre to TAM for the change.

            iii) ENHANCEMENT AND NEW FUNCTION IMPLEMENTATION. Sabre will provide TAM with reasonable prior notice of the scheduled implementation of enhancements and new functions. Such notice shall be provided to TAM in the same manner and at the same time as such notice is provided to Other Customers. Sabre shall provide training materials to TAM with respect to such enhancements and new functions. The training materials delivered to TAM shall be the latest versions that Sabre provides to Other Customers except in cases where customized documentation is prepared for an Other Customer.

            iv) SABRE TEST OF ENHANCEMENTS AND NEW FUNCTIONS. Except when precluded by operational emergencies, Sabre shall test all Multihost Software capabilities, including without limitation, enhancements and new functions, under an internal test environment. TAM acknowledges that despite such internal testing, conditions may develop that lead to error conditions, malfunctions, or a breakdown in the operation of a Multihost Software system. Should any of the foregoing occur, Sabre shall correct any such condition with the same degree of effort afforded a similar problem affecting Other Customers.

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                  (D) SABRE HELP DESK SUPPORT. TAM will have access to a Sabre help desk twenty-four (24) hours a day, seven (7) days a week for the Multihost Software. All calls to the Sabre help desk will be coordinated through a central processing group at TAM, which group will be responsible for the initial line of support for the Multihost Software (the "TAM Processing Group"). If TAM's Processing Group is unable to answer the question or resolve an issue with the Multihost Software, it will then contact the Sabre help desk. The Sabre help desk will be responsible for facilitating resolution of the question or issue. A Sabre help desk coordinator will be responsible for logging and tracking Errors after they have been reported by TAM through a problem report, contacting the TAM Technical Coordinator, as defined in Section 3.4(e). to confirm receipt of a problem report and jointly determining the priority level of the Error. Priority levels will be determined as follows:

                  Level "1" Errors. These are problems with the Multihost Software's functionality that renders it inoperable. TAM will be advised at least every twenty-four(24) hours by the help desk as to the status of efforts to resolve the Level 1 Error. One or more members of Sabre senior management will be informed on a daily basis of all Level 1 Errors.

                  Level "2" Errors. These are problems with the Multihost Software's functionality that are significant to the productive use of the Multihost Software but the Multihost Software can continue to operate in a restricted fashion. These problems will be addressed in a reasonable time after any Level 1 Error has been resolved.

                  Level "3" Errors. These are problems with the Multihost Software for which Sabre has provided an acceptable work around solution and do not have a material impact on TAM's productivity and customer service.

                  (E) TAM'S ERROR REPORTING OBLIGATIONS. TAM shall have following obligations with regard to the reporting and resolution of Errors and problems:

                   (i) During normal business hours provide an on-site TAM Technical Coordinator;

                   (ii) Log each incident of a problem or Error, completely
                        describing the specific event and documenting all aspects of the incident (users involved, data inputs, completed description of the incident, etc.);

                  (iii) The Technical Coordinator will coordinate with the
                        software user, hardware/operating system vendors, and the qualified LAN administrator to confirm problems originating in the software;

                  (iv)  Promptly communicate to Sabre all problem reports;

                  (v) Notify Sabre in writing of any modifications made by TAM to hardware or operating software configuration which may impact the operation of the Multihost Software;

                  (vi) Promptly install, or assist in installing, solutions sent by Sabre to remedy malfunctions;

                  (vii) Be responsible for maintaining a procedure for
                        reconstruction of lost or altered files, data, or programs, and for actually reconstructing any lost or altered files, data or programs;

                  (viii) Reasonably cooperate with Sabre in the resolution of any problem or Error with the Multihost Software.

            3.5 MULTIHOST ACCESS AND USE RIGHTS. Following Acceptance and for so long as TAM is in compliance with all of its obligations herein, Sabre grants to TAM and TAM accepts from Sabre, for the Term, a limited, non-exclusive and non-transferable (except as provided herein) right for TAM and its employees to access the Multihost Software and use the executable code of the Licensed Software and accompanying documentation solely for TAM's internal airline operations. The documentation may be provided in paper, computer disk, over the web or via online help in the Multihost Software or Licensed Software, as applicable.

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            3.6   CODE SHARING ARRANGEMENTS. If authorized by an applicable Work
                  Order, TAM's internal airline operations shall include use of the Licensed Software or the Multihost Software by TAM in connection with TAM's code sharing arrangements with other air carriers, so long as all of the following conditions are met:

                  (a) Any code sharing arrangements are disclosed in writing to Sabre as and when they are entered into by TAM;

                  (b) TAM pays Sabre fees for all code share flights and otherwise as set forth and described in Section 9.9(a) of this WO1;

                  (c) TAM shall restrict access to the Licensed Software or Multihost Software to its employees using the Licensed Software or Multihost Software in connection with the code sharing arrangement with TAM;

                  (d) TAM's use of the Licensed Software or Multihost Software in connection with TAM's code sharing arrangement with other carriers shall be limited solely to processing data in respect of TAM's inventory of flights operated by such code sharing carriers; and

                  (e) TAM shall remain responsible for all payments to Sabre under this Agreement arising out of use of the Licensed Software or the Multihost Software with TAM's carrier code in connection with any code-sharing carriers.

            3.7 COPIES. Any Multihost Software shall be resident on equipment operated by Sabre at the Data Center, and TAM will not receive a copy thereof (TAM's rights being limited to the access and use of the Multihost Software resident at the Data Center). Unless otherwise provided in another Work Order or the Agreement, TAM shall receive only one copy of any Licensed Software, and one copy of the accompanying documentation therefore. TAM may make three (3) copies of each Licensed Software system and unlimited copies of the TAM Data, as well as accompanying documentation solely for the permitted use identified herein and for back-up purposes. TAM shall reproduce and include on each copy and on each partial copy any copyright notice and proprietary rights legend contained in the Licensed Software system and accompanying documentation, as such notice and legend appear in or on the original.

            3.8 EXPRESS RESTRICTIONS ON SOFTWARE USE. The Multihost Software and the Licensed Software and their structure, organization and source code constitute valuable trade secrets of Sabre. Accordingly, TAM agrees it will not (a) modify, adapt, alter, translate, or create derivative works from any Multihost Software or Licensed Software system; (b) merge any Multihost Software or Licensed Software with any other software unless agreed in advance with Sabre; (c) sublicense, lease, rent or loan the Multihost Software or Licensed Software to any third party, (d) reverse engineer, disassemble, compile, reverse compile, or decompile the Multihost Software or Licensed Software; or (e) otherwise use or copy the Multihost Software or Licensed Software except as expressly allowed in this Agreement. TAM will also restrict access to and use of the Licensed Software, Multihost Software and other components of IT systems operated by Sabre to perform the Services to its own employees who require access and use in performing their duties.

      4. THE PORTAL SOLUTION. Throughout the Term of this WO1, Sabre will provide TAM with certain Portal Services including but not limited to hosted internet integration services through the Sabre Multihost environment ("Portal Services"), maintenance of portal software ("Portal Maintenance Services"), and portal telecommunication services ("Portal Telecommunication Services") as described more thoroughly below (collectively the "Portal Solution"). In connection with the Portal Services, TAM will have the TAM Solution Obligations described in
      Section 5 of this WO1.

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      4.1 DESCRIPTION OF PORTAL SOFTWARE. Sabre shall provide or cause to be provided to TAM access to certain Portal Software, a description of which is contained in Attachment 1 to this WO1 under the Section 3.1, "Description of Portal Software". From the Effective Date until * TAM may request and Sabre will provide at Sabre's sole cost * hours of Portal Software development, for the purpose of developing additional functionality, which hours must be utilized by * . Any unused hours remaining after * will be lost and Sabre will have no further obligation to TAM under this Section 4.1. Any additional functionality that results from Sabre Portal Software development using these * hours will be deemed to be included in the definition of Portal Software. These software development hours are not included within the hours specified in
      Section 11.4 hereof.

      4.2 DESCRIPTION OF PORTAL MAINTENANCE SERVICES. Sabre shall provide or cause to be provided to TAM certain Portal Maintenance Services, as described in Sections 4.4(a) (vii), 4.4(c), 4.4(d) of this WO1.

      4.3 DESCRIPTION OF PORTAL TELECOMMUNICATIONS SERVICES. Sabre shall provide or cause to be provided to TAM connectivity consisting of two circuits from Sao Paulo to the Data Center. These circuits will be utilized by TAM for this project exclusively.

      4.4 PORTAL SOFTWARE SUPPORT.

      (a)   PORTAL SOFTWARE PERFORMANCE.

            i) PERFORMANCE STANDARDS. Subject to the provisions of Section 4.4(a)(ii) and (iii), Sabre shall maintain, or to cause to be maintained, the Portal Software's availability twenty-four hours per day, seven days per week, subject to Portal Software Downtime. As used herein, "Portal Software Downtime" means the time when the Portal Software is not available for productive use at the Data Center.

            ii) AVAILABILITY. Except as may be otherwise provided in an applicable Work Order, Sabre will provide Portal Software Uptime for the Portal Software at least * % commencing on the Implementation Date and * % commencing * days after the Suspension Date. As used herein "Portal Software Uptime" means the time when the Portal Software is available for productive use at the Data Center (excluding Portal Software Downtime), measured during a calendar month, and calculated as (i) the number of minutes of availability during such measurement period, divided by (ii) the total minutes during such measurement period minus the Portal Software Downtime minutes referred to in Sections 4.4(a)(v) and (vi). If, * days after the Suspension Date, Sabre fails to provide Uptime for the Portal Software for at least * % of the time as specified above during any calendar month, Sabre will issue TAM a credit on its next invoice in an amount equal to * % of the previous month's invoice. Any incident pursuant to this Section 4.4(a)(ii) for which a credit is issued (the "first incident") will be eligible for an additional credit under this WO1, if, but only if, the cause of such other incident is not directly related to the cause of the first incident.

            iii) LIMITATIONS ON SECTIONS 4.4 (a) (i) AND (ii). Sabre shall not be in default of the service levels or service level goals under this Agreement to the extent such failure is wholly or partly due to any one of the following reasons: (i) TAM's failure to perform its obligations under the Agreement and this WO1 that affects the performance of the Portal Software system; (ii) Force Majeure events; (iii) the performance of a third party (including but not limited to Telecommunications provider(s)) unless selected by Sabre; (iv) unforeseen capacity increases based on changes in TAM's business processes or methodology; (v) TAM's internal software other than the Licensed Software and the Portal Software; and (vi) performance of third party software or hardware. As performance of the Portal Software is dependent on performance of local area and wide area networks, and software and hardware of third parties and TAM, Sabre shall not be responsible for problems or delays due to technical matters beyond its control.

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            iv)   SOLE AND EXCLUSIVE REMEDY FOR OUTAGE. In the event of an
                  outage, Sabre shall restore the Portal Software as soon as reasonably practicable using the same degree of effort accorded a similar problem for Other Customers. Commencing * days after the Suspension Date, if the Portal Software Uptime is not at least * %) for any * consecutive day period during the Term of this WO1, Sabre's sole liability and TAM's sole and exclusive remedy shall be for TAM to terminate this WO1 and the Agreement.

            v) ROUTINE PORTAL SOFTWARE DOWNTIME. Sabre may from time to time perform routine Portal Software Downtime for system maintenance of and software modifications to the Portal Software. Except for operational necessity, routine Portal Software Downtime shall occur between 2100 and 0400 Brasilia Time. Sabre will endeavor to give TAM at least hour advance notice of Routine Portal Software Downtime and its anticipated duration.

            vi) EXTENDED PORTAL SOFTWARE DOWNTIME. The Portal Software may also be unavailable for longer periods for hardware upgrades, facility modification, TAM requested alterations to the Portal Software, and similar reasons. Sabre will use reasonable efforts to limit such Portal Software Downtime to no more than
                  * hours, occurring between the hours of 2100 and 0500 Brasilia Time. To the extent practicable, Sabre shall consult with TAM in scheduling such Portal Software Downtime and shall endeavor to accommodate TAM with respect to scheduling. During the period of extended Portal Software Downtime, the Portal Solution provided by Sabre may be unavailable.

             vii) ERRORS AND PROBLEMS. After receiving notice from TAM of any material Errors or problems with the Portal Software or material inconsistencies with described functionality (collectively, "Error"), Sabre will commence efforts to correct such Errors or problems. Sabre will accord to TAM the same priority, speed of response, and degree of effort that it accords or would accord to any Other Customer for a similar Error or problem. In the case of a "Level 1 Error" as defined in Section 4.4(c) of this WO1, Sabre will guarantee service restoration within * hours for * % of cases, and (ii) in the case of a "Level 2 Error" as defined in Section 4.4(c) of this WO1, Sabre will guarantee service restoration within * hours for * % of cases. If Sabre fails to restore service within the timeframes described in (i) and (ii) above, Sabre will issue TAM a credit on its next invoice in an amount equal to * % of the previous month's invoice. Any incident pursuant to this
                  Section 4.4(a)(vii) for which a credit is issued (the "first incident") will be eligible for an additional credit under this WO1, if, but only if, the cause of such other incident is not directly related to the cause of the first incident. Sabre shall have no obligation to fix Errors for any version of the Portal Software other than the most current version and the immediately preceding version of such Portal Software. If a Level 2 Error is not corrected within * days after receiving written notice of such Level 2 Error, TAM's Chief Executive Officer may give written notice to Sabre's Chief Executive Officer that the Level 2 Error has not been corrected and if such Level 2 Error has not been corrected within * days from the date of such notice, TAM may terminate the Agreement and this WO1, and seek damages as otherwise provided for in the Agreement.

            viii) PERFORMANCE RELATED TO TELECOMMUNICATIONS AND EQUIPMENT
                  FACILITIES. If any unusual or unforeseen growth in TAM's operations occurs, Sabre will consult with TAM and subject to the parties mutual agreement, TAM will pay for all Equipment and Telecommunications facilities and necessary interfaces and related installation costs that may be required by such unusual or unforeseen growth. Additional fees may also apply as may be set forth below. The Parties acknowledge that the incorporation of another Brazilian carrier within the scope of this WO1 will not be deemed unusual or unforeseen growth with respect to Equipment and Telecommunications facilities as provided herein by them. Notwithstanding anything contained in this Section 4.3(viii) if the number of servers required to provide Sabre Services hereunder exceeds 114, the cost of acquiring and bringing online any such additional servers shall be the subject to the mutual agreement of the parties

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      (b)   ENHANCEMENTS, NEW FUNCTIONS AND MODIFICATIONS.

            i) NON-TAM REQUESTED FUNCTIONALITY. From time to time, the functionality of a Portal Software system may be modified by Sabre creating enhancements and adding new functions that were not requested by TAM. Sabre shall notify TAM of any material new functions or material modifications implemented during the term of this WO1. During the period that Sabre has exclusive marketing rights of the TAM Products as described in Exhibit B of the Agreement, Sabre shall provide TAM access to this non-TAM requested functionality at no charge. During any period where Sabre does not have exclusive marketing rights to the TAM Products as described in Exhibit B of the Agreement, such non-TAM requested functionality may be offered to TAM for a charge to be solely determined by Sabre. If Sabre offers these enhancements or new functions without charge to TAM then TAM agrees to accept them for use with the applicable Portal Software system provided TAM is not required to pay for any related upgrades or later implemented related upgrades.

            ii) TAM CHANGES REQUESTS. TAM may submit a Change Request to Sabre for enhancements and new functions which are not included in Attachment 1 of WO1 under Section 3.1. provided that the cost of developing such enhancements or new functions may, at Sabre's discretion, be charged to TAM for such development cost at a rate of USD$ * per hour during the first * months after the Implementation Date. Subsequently TAM shall pay Sabre for such services at Sabre's then prevailing labor rates per hour or another rate mutually agreed by the Parties. Any such change shall be subject to the Change Request procedure referred to in Section 2(e) of the Agreement, and will include consideration of its impact on Sabre service level commitments. Should Sabre exercise its discretion to charge TAM for the requested change, Sabre will retain full rights to the change but will not offer this functionality to any third party if TAM has requested the product be exclusively TAM's for a maximum period of * months after such change is in production. If the product is made available to any third parties, with TAM's consent, Sabre will pay TAM a prorated amount for the remaining exclusivity period, but not exceeding the amount charged by Sabre to TAM for the change.

            iii) ENHANCEMENT AND NEW FUNCTION IMPLEMENTATION. Sabre will provide TAM with prior notice of the scheduled implementation of enhancements and new functions. Such notice shall be provided to TAM in the same manner and at the same time as such notice is provided to Other Customers. Sabre shall provide training materials to TAM with respect to such enhancements and new functions. The training materials shall be substantially similar to those that Sabre provides to Other Customers.

            iv) SABRE TEST OF ENHANCEMENTS AND NEW FUNCTIONS. Except when precluded by operational emergencies, Sabre shall test all Portal Software capabilities, including without limitation, enhancements and new functions, under an internal test environment. TAM acknowledges that despite such internal testing, conditions may develop that lead to error conditions, malfunctions, or a breakdown in the operation of a Portal Software system. Should any of the foregoing occur, Sabre shall use reasonable efforts to correct any such condition with the same degree of effort afforded a similar problem affecting any Other Customers.

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      (c)   SABRE HELP DESK SUPPORT. TAM will have access to a Sabre help desk twenty-four (24) hours a day, seven (7) days a week for the Portal Software. All calls to the Sabre help desk will be coordinated through a central processing group at TAM, which group will be responsible for the initial line of support for the Portal Software (the "TAM Processing Group"). If TAM's Processing Group is unable to answer the question or resolve an issue with the Portal Software, it will then contact the Sabre help desk. The Sabre help desk will be responsible for facilitating resolution of the question or issue. A Sabre help desk coordinator will be responsible for logging and tracking Errors after they have been reported by TAM through a problem report, contacting the TAM Technical Coordinator to confirm receipt of a problem report and jointly determining the priority level of the Error. Priority levels will be determined as follows:

            Level "1" Errors. These are problems with the Portal Software's functionality that renders it inoperable. TAM will be advised at least every twenty-four (24) hours by the help dusk as to the status of efforts to resolve the Level 1 Error. One or more members of Sabre senior management will be informed on a daily basis of all Level 1 Errors.

            Level "2" Errors. These are problems with the Portal Software's functionality that are significant to the productive use of the Portal Software but the Portal Software can continue to operate in a restricted fashion. These problems will be addressed in a reasonable time after any Level 1 Error has been resolved.

            Level "3" Errors. These are problems with the Portal Software for which Sabre has provided an acceptable work around solution and do not have a material impact on TAM's productivity and customer service.

      (d) TAM'S ERROR REPORTING OBLIGATIONS. TAM shall have following obligations with regard to the reporting and resolution of Errors and problems:

            (i) During normal business hours provide an on-site TAM Technical Coordinator;

            (ii) Log each incident of a problem or Error, completely describing the specific event and documenting all aspects of the incident (users involved, data inputs, completed description of the incident, etc.);

            (iii) The Technical Coordinator will coordinate with the software user, hardware/operating system vendors, and the qualified LAN administrator to confirm problems originating in the software;

            (iv)  Promptly communicate to Sabre all problem reports;

            (v) Notify Sabre in writing of any modifications made by TAM to hardware or operating software configuration which may impact the operation of the Multihost Software;

            (vi) Promptly install, or assist in installing, solutions sent by Sabre to remedy malfunctions;

            (vii) Be responsible for maintaining a procedure for reconstruction of lost or altered files, data, or programs, and for actually reconstructing any lost or altered files, data or programs;

            (viii) Reasonably cooperate with Sabre in the resolution of any problem or Error with the Multihost Software.

      4.5 PORTAL ACCESS AND USE RIGHTS. Following Acceptance and for so long as TAM is in compliance with all of its obligations herein, Sabre grants to TAM and TAM accepts from Sabre, for the Term of this WO1, a limited, non-exclusive and non-transferable (except as provided herein) right for TAM and its employees, and agreed third-parties to access the Portal Software to support TAM's airline operations. The documentation may be provided in paper, computer disk, over the web or via online help in the Portal Software or Licensed Software, as applicable.

      4.6 COPIES. Any Portal Software shall be resident on equipment operated by Sabre at the Data Center, and TAM will not receive a copy thereof. TAM's rights will be limited to the access and use of the Portal Software resident at the Data Center). Sabre shall escrow the source code for the Portal Software, including all future maintenance releases as they become commercially available, together with the related documentation and any tools or data required to assemble and compile the source code, pursuant to mutually agreed conditions. In the event of (i) a breach by Sabre of the Agreement or this WO1 that frustrates Sabre's ability to provide the Technology Solution (ii) an event of Force Majeure that frustrates Sabre's ability to provide the Technology Solution, or (iii) the Termination of the Agreement, or this WO1

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      other than for a breach by TAM, TAM shall have the right to access and modify the source code and use the Portal Software to meet its needs. In any event, TAM shall ensure that such parties modifying the Portal Software are under a nondisclosure agreement with TAM. Sabre shall own any such modifications that do not include any TAM owned technology or any technology provided by TAM from a third party. TAM will have a license to use the modifications, exclusively for the earlier of (i) such period as TAM has not obtained a substitute provider of technology similar to the Portal Software or (ii) thirty six (36) months from the time access is first granted to the source code as provided for herein. Nothing herein shall be construed to permit TAM to provide access to the source code to the Portal Software to any third party.

      4.7 EXPRESS RESTRICTIONS ON PORTAL SOFTWARE USE. The Portal Software and its structure, organization and source code constitute valuable trade secrets of Sabre. Subject to the provisions Section 4.6, TAM agrees it will not (a) modify, adapt, alter, translate, or create derivative works from the Sabre Portal Software without the express written consent of Sabre; (b) merge the Portal Software with any other software without the express written permission of Sabre; (c) sublicense, lease, rent or loan the Portal Software to any third party, (d) reverse engineer, disassemble, compile, reverse compile, or decompile the Portal Software; or (e) otherwise use or copy the Portal Software except as expressly allowed in this Agreement.

      4.8 PORTAL SOFTWARE USE BY NON-BRAZILIAN TRAVEL AGENCIES. The Parties shall use commercially reasonable efforts to implement the Technology Solution at non-Sabre travel agencies outside Brazil, on a case-by-case basis, when both TAM and Sabre agree that such implementation would be mutually beneficial Sabre shall be excused from its obligations under this WO1 for providing training and Infrastructure preparation to any such travel agency. Sabre Services, including modifications or enhancements that are required for software associated with the Portal Solution to adequately function outside Brazil are outside of the scope of this WO1.

      4.9 COMPATIBILITY. Sabre will not alter or modify the Portal Solution product interfaces in any way as part of a release or upgrade which knowingly affects its compatibility with TAM software without advance notice to TAM.

5. THE TAM SOLUTION OBLIGATIONS. Throughout the Term of this WO1, TAM will have certain obligations with regard to the Portal Services of the Sabre Services including but not limited to permitting Sabre access to certain of TAM's proprietary software ("TAM Software"), maintenance of TAM's software ("TAM Software Maintenance"), and maintenance and access to TAM's internal databases ("TAM Database Services") as described more thoroughly below.

      5.1 DESCRIPTION OF TAM SOFTWARE. TAM shall provide or cause to be provided to Sabre access to certain TAM Software, a description of which is contained in Attachment 1 to this WO1 under Section 1.

      5.2 DESCRIPTION OF TAM SOFTWARE MAINTENANCE. TAM shall provide or cause to be provided to Sabre certain TAM Software Maintenance Services, as described in Sections 5.4(b) (vii) of this WO1.

      5.3 DESCRIPTION OF TAM DATABASE OBLIGATIONS. The description of the TAM Database Obligations is described in Section 5.4 below.

      5.4   TAM SOFTWARE AND DATABASE SUPPORT.

            (a)   TAM DATABASE OBLIGATIONS

                  i) TAM TO MAINTAIN TAM INTERNAL DATABASE. TAM shall maintain, or cause to be maintained, the TAM Internal Database, and shall make backup archival copies of the TAM Internal Database at least once in each twenty-four hours so that if the TAM Internal Database is for any reason erased or destroyed, TAM shall, at its own expense, promptly restore the archival copy. Sabre shall be under no liability in the event that the TAM

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                        internal database is erased or destroyed, unless through
                        Sabre's negligence or willful misconduct.

                  ii) ACCESS TO THE TAM SOLUTION SOFTWARE RESTRICTED. TAM will restrict access to data contained within the TAM Solution by functional identification ("Duty Codes") to facilitate data security. TAM will provide its own security to the TAM Solution and shall allow Sabre access through this system in accordance with the terms of this Agreement and any applicable confidentiality agreement. TAM reserves the right to modify its regulations and procedures from time to time to improve such protection.

            (b)   TAM SOFTWARE PERFORMANCE.

                  i) PERFORMANCE STANDARDS. TAM will maintain, or to cause to be maintained, the TAM Software's availability * hours per day, * days per week, subject to TAM Software Downtime. As used herein, "TAM Software Downtime" means the time when the TAM Software is not available for productive use at the Customer data processing facility currently located in Sao Paulo, SP, Brazil, herein referred to as the "TAM Data Center" or at such other location Customer may designate.

                  ii) AVAILABILITY. Except as may be otherwise provided in an applicable Work Order, TAM will provide TAM Software Uptime for the TAM Software at least * % of the time beginning * days after the Suspension Date. As used herein "TAM Software Uptime" means the time when the TAM Software is available for productive use at the TAM Data Center (excluding TAM Software Downtime), measured during a calendar month, and calculated as (i) the number of minutes of availability during such measurement period, divided by (ii) the total minutes during such measurement period minus the TAM Software Downtime minutes referred to in Sections 5.4(b)(v) and
                        (vi).

                  iii) LIMITATIONS ON SECTIONS 5.4(b) (i) AND (ii). TAM shall not be in default of the service levels or service level goals under this Agreement to the extent such failure is wholly or partly due to any one of the following reasons: (i) Sabre's failure to perform its obligations under the Agreement that affects the performance of the TAM Solution; (ii) Force Majeure Events; (iii) the performance of a third party (including but not limited to Telecommunications provider(s); (iv) unforeseen capacity increases based on changes in Sabre's business processes or methodology for generating Messages; (v) Sabre's internal software; and (vi) performance of third party software or hardware. As performance of the TAM Software is dependent on performance of local area and wide area networks, and software and hardware of third parties and Sabre, TAM shall not be responsible for problems or delays due to technical matters beyond its control.

                  iv) SOLE AND EXCLUSIVE REMEDY. In the event of an outage, TAM will use commercially reasonable efforts to restore the TAM Software as soon as reasonably practicable. Except as may be provided in an applicable Work Order or the Sublicense Agreement, commencing * days after the Suspension Date, if TAM Software Uptime is not at least
                        * percent ( * %) for any * consecutive day period during the Term of this WO1, TAM's sole liability and Sabre's sole and exclusive remedy shall be for Sabre to terminate this WO1 or the Agreement.

                  v) ROUTINE TAM SOFTWARE DOWNTIME. TAM may from time to time perform routine TAM Software Downtime for system maintenance of and software modifications to the TAM Software. Except for operational necessity, routine TAM Software Downtime shall occur between 2100 and 0700 Brasilia Time. TAM will endeavor to give Sabre at least twenty-four (24) hour advance notice of Routine TAM Software Downtime and its anticipated duration. During the period of Routine TAM Software Downtime, the Portal Solution provided by Sabre may be unavailable.

                  vi) EXTENDED DOWNTIME. The TAM Software may also be unavailable for longer periods for


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                        hardware upgrades, facility modification, TAM required
                        reorganization of the TAM Internal Database, and similar reasons. TAM will use reasonable efforts to limit such TAM Software Downtime to no more than * hours, occurring between the hours of 2100 and 0700 Brasilia Time, if on weekdays, and 1900 and 0700 Brasilia time, if on weekends or on a Brazilian holiday. To the extent practicable, TAM shall consult with Sabre in scheduling such TAM Software Downtime and shall endeavor to accommodate Sabre with respect to scheduling. During the period of Extended TAM Software Downtime, the Portal Solution provided by Sabre may be unavailable.

                  VII) ERRORS AND PROBLEMS. After receiving notice from Sabre of any problems with the TAM Software, TAM will commence efforts to correct the problem as soon as reasonably possible.

            (C)   ENHANCEMENTS, NEW FUNCTIONS AND MODIFICATIONS.

                  i) TAM CHANGES TO TAM SOFTWARE. From time to time, the Functionality of a TAM Software system may be modified by TAM creating Enhancements and adding New Functions. If TAM offers these enhancement or new functions without charge to Sabre, then Sabre agrees to accept them for use with the applicable TAM Software system. TAM will provide these Enhancements or New Functions without charge to Sabre.

                  ii) ENHANCEMENT AND NEW FUNCTION IMPLEMENTATION. TAM will provide Sabre with prior notice of the scheduled implementation of Enhancements and New Functions. TAM shall provide training and technical materials to Sabre with respect to such Enhancements and New Functions. The training and technical materials shall be substantially similar to those which Sabre provides to TAM.

                  iii) TAM TEST OF ENHANCEMENTS AND NEW FUNCTIONS. Except when precluded by operational emergencies, TAM shall test all TAM Software capabilities, including without limitation, Enhancements and New Functions, under an internal test environment. Sabre acknowledges that despite such internal testing, conditions may develop that lead to error conditions, malfunctions, or a breakdown in the operation of a TAM Software system. Should any of the foregoing occur, TAM shall use reasonable efforts to correct any such condition.

      5.5 COMPATIBILITY. TAM will not alter or modify the TAM Solution product interfaces in any way as part of a release or upgrade which knowingly affects its compatibility with Sabre software without advance notice to Sabre.

6. THE AGENCY SOLUTION. Throughout the Term of this WO1, TAM acknowledges that Sabre will provide, at Sabre's discretion, Sabre Subscribers in Brazil with integration of the Portal Solution with the Sabre Subscriber's existing desktop GDS functionality (known as Turbo Sabre)(hereinafter the "Agency Solution"). To the extent Sabre provides the Agency Solution, it will do so in a manner that will not interfere with or impair the Sabre Subscriber's productive use of Portal Solution. Sabre will use reasonable efforts to provide TAM with prior notice of the scheduled implementation of enhancements and new functions of the Agency Solution. The use of the Agency Solution shall not impose any costs on TAM that are not otherwise contemplated by this WO1, unless such use is requested by TAM.

      6.1 DESCRIPTION OF AGENCY SOFTWARE. Sabre shall provide or cause to be provided to TAM and Sabre Subscribers in Brazil access to certain Agency Software, a description of which is contained in Attachment 1 to this WO1 under the Section 4 "Description of Agency Software".


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6.2   DESCRIPTION OF AGENCY SOLUTION SUPPORT

(a) SABRE HELP DESK SUPPORT. Upon the introduction of the Agency Solution, TAM will have access to a Sabre Help Desk twenty-four (24) hours a day, seven (7) days a week for the Agency Solution for problems related to the integrated functionalities of the Agency Solution with the Portal Solution. Sabre Help Desk will be responsible for facilitating resolution of any questions or issues. A Sabre Help Desk coordinator will be responsible for logging and tracking Errors after they have been reported by TAM through a problem report, contacting the TAM Technical Coordinator to confirm receipt of a problem report and jointly determining the priority level of the Error. Priority levels will be determined as follows:

Level "1" Errors. These are problems with the Agency Solution functionality that renders the Portal Solution inoperable at Sabre Subscribers collectively or individually that represent more than * % of the TAM's revenue. TAM will be advised at least every twenty-four (24) hours by the Help Desk as to the status of efforts to resolve the Level 1 Error. One or more members of Sabre's senior management will be informed on a daily basis of all Level 1 Errors.

Level "2" Errors. These are problems with the Agency Solution functionality that concurrently affect Sabre Subscribers that collectively or individually represent more than * % of TAM's revenue and are significant to the productive use of the Agency Solution but the Agency Solution can continue to operate in a restricted fashion. These problems will be addressed in a reasonable time after any Level 1 Error has been resolved.

Level "3" Errors. These are problems with the Agency Solution functionality for which Sabre has provided an acceptable work around solution and do not have a material impact on TAM's productivity and customer service.

(b) ERRORS AND PROBLEMS. Upon the implementation of the Agency Solution at a Sabre Subscriber in Brazil, after receiving notice from TAM of any Errors or problems with the Agency Solution, Sabre will commence efforts to correct such Errors or problems. Sabre will accord to TAM the same priority, speed of response, and degree of effort that it accords or would accord to itself for a similar Error or problem. In the case of a "Level 1 Error" as defined in Section 6.2(a) of this WO1, Sabre will guarantee to rectify the Error or problem within
* hours for * % of cases, and (ii) in the case of a "Level 2 Error" as defined in Section 6.2(a) of this WO1, Sabre will guarantee rectify the Error or problem within * hours for * % of cases. If Sabre fails to restore service within the timeframes described in (i) and (ii) above, Sabre will issue TAM a credit on its next invoice in an amount equal to * % of the previous month's invoice. Any incident pursuant to this Section 6.2(b) for which a credit is issued (the "first incident") will be eligible for an additional credit under this WO1, if, but only if, the cause of such other incident is not directly related to the cause of the first incident. Sabre shall have no obligation to fix Errors for any version of the Agency Solution other than the most current version and the immediately preceding version of such Agency Solution. If a Level 1 Error is not corrected within * hours after receiving written notice of such Level l Error, TAM's Chief Executive Officer may give written notice to Sabre's Chief Executive Officer that the Level 1 Error has not been corrected and if such Level 1 Error has not been corrected within * hours from the date of such notice, TAM may terminate the Agreement and this WO1, and seek damages as otherwise provided for in the Agreement. If this remedy has not previously been exercised by TAM, its right to terminate the Agreement under these conditions shall expire 30 days following the correction of the Level 1 Error as described herein.

6.3 COMPATIBILITY. Sabre will not alter or modify the Agency Solution in any way as part of a release or upgrade which knowingly affects its compatibility with Portal Software.


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7.    AGENCY INFRASTRUCTURE COST SHARING.

      (a) Beginning with the Implementation Date and for the Term of this WO1, TAM will pay to Sabre the cost of travel agency infrastructure (hardware and communications) for Sabre Subscribers using infrastructure provided and paid for by Sabre within Brazil based on TAM's Passenger Share (as defined in Section 7.2. below) within Brazil. As used herein, "Sabre Subscriber" means any entity operating in Brazil which has executed a Sabre Subscriber Agreement. Sabre will invoice TAM and TAM will pay Sabre for charges described under this Section 7 in accordance with Section 5 of the Agreement.

      (b) During the shorter of (i) the time period between the Implementation Date and the Suspension Date, or (ii) the six month period following the Implementation Date, rather than billing TAM the full amount of infrastructure cost based upon the procedure described in Section
            7.2 of this WO1 , Sabre will bill TAM for such Infrastructure Preparation costs by the amount determined by multiplying the amount otherwise due Sabre times the percentage of the bookings processed through the Portal Solution by Sabre Subscribers in Brazil, and all Sabre GDS and Portal Solution bookings by Sabre Subscribers in Brazil, and TAM will pay such amount. The six month period described in (ii) above will be extended until Sabre has completed all Infrastructure Preparation as defined in Section 7.4 below to the level described in Section 2.1.3(ii)(a).

      7.1. COST OF INFRASTRUCTURE.

      (a) The cost of agency infrastructure shall be paid to Sabre by TAM and based on vendor invoices. The data within such vendor invoices (e.g. volumes, pricing, etc.) will be considered Confidential Information, and TAM will not disclose it to third parties. Sabre shall bill TAM only for those charges which relate to Sabre Subscriber hardware and communications. Sabre Subscriber hardware charges ("Hardware Charges") include: (1) hardware and peripheral lease and purchase,
            (2) hardware maintenance, (3) hardware refurbishment, and (4) related activity and event fees including; (i) device installation and swap, (ii) site surveys, (iii) trip fees, (iv) software loads, and (vi) warehouse lease. Sabre Subscriber telecommunication charges ("Telecom Charges") include: (1) communication lease and access charges, and (2) communication line installation and initiation fees. Hardware Charges and Telecom Charges shall be collectively termed "Infrastructure Charges". Such billing shall begin for Infrastructure Charges invoiced to Sabre by its third party vendors on or after the Implementation Date, subject to Section 7.4. "Infrastructure Preparation" below. Any vendor fee directly related to Sabre employees and/or Sabre internal offices shall be Sabre's responsibility and will not be charged to TAM. TAM shall have the right to review and audit vendor invoices which support Sabre's charges to TAM in accordance with this Section 7.1 and to audit such charges in accordance with Section 8 of the Agreement.

      (b) If the Implementation Date does not occur on the 1st day of a month, Infrastructure Charges billable to TAM related to the calendar month of the Implementation Date shall be prorated based on the number of days remaining in the month after the Implementation Date according to the provisions of Section 7.

      (c) TAM will not be responsible for any costs related to Section 7.1 (a) that result from misuse of the item either by a Sabre Subscriber or Sabre.

      7.2 CALCULATION OF PASSENGER SHARE. Every quarter after the Effective Date, Sabre will calculate TAM's passenger share during the preceding twelve-month period (or the most recent available twelve-month period), and TAM will pay to Sabre that percentage of the Infrastructure Charges during the subsequent quarter on a monthly basis and in accordance with
      Section 7.5 Cost Reductions below. TAM's passenger share ("Passenger Share") will be computed using data from the Comando da Aeronautica Departamento de Aviacao Civil ("DAC"), for revenue passengers boarded in Brazil. In the event TAM merges with another airline and once the bookings from the other airline merged with TAM begin to be processed in the

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      Multihost Software and Portal Solution, the Passenger Share will be immediately recalculated to include the passenger volumes of both carriers for the preceding twelve months.

      7.3 SABRE SUBSCRIBER LINES OF CREDIT. In the event that both parties agree in writing that it would be more desirable for Sabre to pay a line of credit to a Sabre Subscriber as reimbursement for charges relating to Infrastructure, rather than having such Infrastructure provided by Sabre or its vendors, then TAM shall pay to Sabre a percentage of such line of credit based upon Passenger Share. These instances will be addressed on a case-by-case basis and decisions on Sabre Subscriber lines of credit will not be unreasonably withheld by either Party.

      7.4 INFRASTRUCTURE PREPARATION. In preparation for the implementation of the Technology Solution, the Parties acknowledge that Infrastructure upgrade activities may occur prior to the Implementation Date. Prior to commencing the Infrastructure preparation, the Parties will agree on the specific requirements and conditions under which to conduct the Infrastructure preparation. The parties further agree that upgrading agencies to the minimum Infrastructure will require the outlay of expenditures. TAM will be responsible for paying its Passenger Share of the cost of such agreed upon Infrastructure upgrade. In the event this Agreement is terminated as result of TAM's breach or TAM decides not to implement the Technology Solution TAM shall remain responsible to Sabre for paying its Passenger Share of the Infrastructure upgrade costs and * % of the third party software costs and hardware costs to launch the Portal incurred by Sabre as previously agreed. Should TAM pay the costs as described in the sentence above, then Sabre shall deliver or cause to deliver to TAM one-half of the related software and hardware provided TAM shall pay for the shipping of any such hardware or reimbursing Sabre for such shipping costs.

      7.5 COST REDUCTION EFFORTS. Sabre shall reduce Hardware Costs by * % per year starting with the first anniversary following the Suspension Date or six months after the Implementation Date, whichever comes first, ("Hardware Date") in the following manner: (1) On or about the Hardware Date Sabre shall provide to TAM all Hardware Charges and associated vendor invoices in order to support these Hardware Charges, (2) The amount of these Hardware Charges shall be mutually agreed and entered into an Exhibit of the Agreement and shall be signed by both Parties ("Full Hardware Charges"), (3) on the first anniversary of the Hardware Date Sabre shall lower the Hardware Charges to a maximum of * % of the Full Hardware Charges, (4) on the second anniversary of the Hardware Date Sabre shall lower the Hardware Charges to a maximum of * % of the Full Hardware Charges, (5) on the third anniversary of the Hardware Date Sabre shall lower the Hardware Charges to a maximum of * % of the Full Hardware Charges, (6) on the fourth anniversary of the Hardware Date Sabre shall lower the Hardware Charges to a maximum of * % of the Full Hardware Charges, (7) beginning on the * anniversary of the Hardware Date and throughout the term of the Agreement, Sabre shall not charge TAM any Hardware Charges unless mutually agreed by the Parties. Sabre will work with TAM's support to implement a mutually agreed plan to reduce Telecom Charges in Brazil. The Parties shall agree upon this cost reduction plan no later than the Hardware Date. Among the strategies of the cost reduction plan, are the following: (1) Sabre and TAM will attempt to reduce applicable unit costs from Sabre Infrastructure vendor contracts as they expire, (2) Sabre and TAM will create value-added commercial packages, including, but not limited to special pricing and alternative compensation packages, to offer to Sabre Subscribers to encourage Sabre Subscribers to provide their own telecommunication lines, (3) approval for reasonable cost reductions shall not be unreasonably withheld by either party, (4) if an approval for a reasonable cost reduction is withheld for any reason other than a technical reason, the proposing Party's Telecom Charges shall be adjusted so that proposing Party shall receive the benefit of cost reduction as if the proposal was accepted, (5) TAM and Sabre shall agree on a letter to be signed by Sabre Subscribers authorizing Sabre to remove their communication lines due to an agreement between TAM and the Sabre Subscriber, and (6) if signed letters, as defined in item 5 above, are obtained by TAM from the Sabre Subscriber and copies are delivered to Sabre, and Sabre does not remove these communication lines within * days, the number of these letters times the average monthly cost per Sabre Subscriber shall be removed from the Telecom Charges prior to the calculation of TAM's Passenger Share of the Telecom Charges. TAM will be responsible for its Passenger Share portion of any cancellation fees that may result from the removal of communication lines provided, however, that the amount of these cancellation fees are informed in writing to TAM by Sabre prior to the disconnection of the communication lines. If the Infrastructure Charge cost reduction commitments are not met in accordance with the terms of Section 7.5,


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      TAM may terminate the Agreement and this WO1 provided such failure was not attributable solely to TAM.

      7.6 AUTOMATION LEVELS. During the Term of this WO1, Sabre will not exceed the Sabre Subscriber Infrastructure levels existing as of the Effective Date of the Agreement, based on GDS industry practices and historical Sabre Subscriber automation levels in Brazil. Sabre will maintain Infrastructure at such level ("Infrastructure Level"), or less expensive levels, for all Sabre Subscribers in Brazil in total, and both Parties shall deem such level of Infrastructure acceptable. As of the Effective Date of the Agreement, the Infrastructure Level is as described in Sections 7.6(a) through (d) inclusive, and will be measured on a quarterly basis, beginning three months after the Suspension Effective Date, based on a rolling twelve-month period:

            (a) RATIO OF TA'S TO SABRE PROVIDED COMPUTERS. The Infrastructure Level shall not exceed at least half of Sabre Subscriber Terminal Addresses in Brazil use agency-owned computers rather than computers leased from Sabre. As used herein, "Terminal Address" or "TA" means an assigned communication session between a Sabre Subscriber and the data processing facilities of the Sabre GDS currently located in Tulsa, Oklahoma (the "Sabre GDS System"), allowing a Sabre Subscriber access to the Sabre GDS System for the purpose of making Sabre GDS bookings.

            (b) COMPUTER PRODUCTIVITY. The Infrastructure Level shall not exceed, at an aggregate level, the average number of TAM travel agency ticketed revenue segments from Brazil agency points of sale per computer that Sabre leases to Brazilian subscribers is at least 64 per month.

                (i). If TAM's Passenger Share drops below * %, then the requirement for * segments per computer shall be revised downward proportionately.

                (ii). If total airline industry total revenue passengers
                      boarded in Brazil, as reported by DAC, drops below * during any twelve-month period, then the requirement for * segments per computer shall be revised downward proportionately. As a point of reference, DAC reported the aforementioned * total revenue passengers boarded in Brazil during 2002.

               (iii). In the event both conditions associated with Section
                      7.6.(b)(i) and (ii) occur, the downward adjustments to the requirement for * segments per computer shall be cumulative.

            (c) PRINTER TO TA RATIO. The Infrastructure Level shall not exceed, at an aggregate level, for Sabre Subscribers in Brazil be no more than * invoice and itinerary printer leased from Sabre per * Terminal Addresses. As of the Effective Date, there are * ticket printers used by Sabre Subscribers in Brazil and TAM shall not be responsible for the cost of any ticket printers above this number of printers after the Effective Date.

            (d) AGENCY DATA COMMUNICATIONS. The Infrastructure Level shall not exceed, at an aggregate level, at least * % of Sabre Subscriber locations in Brazil shall have communication links provided by the Sabre Subscriber rather than by Sabre.

            (e) NON-COMPLIANCE WITH AUTOMATION LEVEL. If Sabre fails to manage agency Infrastructure within the Infrastructure Level described in this Section 7.6, the amount that Sabre would have otherwise billed TAM for that component of the agency Infrastructure Charges during the subsequent quarter shall be reduced proportionately by the level by which Sabre fell below the required automation level.

      7.7. LOCAL VENDORS. If a vendor bills Sabre or its affiliates for Infrastructure Charges in Brazil in Brazilian Reais, then TAM will pay its portion of such vendor invoice in Reais directly to the Sabre affiliate which received such vendor invoice. All other fees and charges otherwise due to Sabre under the Agreement and this WO1 not specifically described in this Section 7.7 shall be payable in USD, in accordance with Section 5 of the Agreement.

      7.8. SABRE SUBSCRIBER AGREEMENT. Throughout the Term of this WO1, and consistent with applicable law, TAM shall refrain from providing Infrastructure to Sabre Subscribers, unless TAM has received a


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            written release from Sabre to provide such Infrastructure. Such notification of release from Sabre will be provided within * days of TAM's request, should Sabre choose, with its sole discretion, to provide such release. Travel agencies must sign a GDS Subscriber Agreement with Sabre prior to receiving Infrastructure from Sabre, and prior to receiving access to the Sabre System.

      7.9 CONTINUED INFRASTRUCTURE USE FOLLOWING TERMINATION. In the event of the early termination of the Agreement (except for default on the part of TAM), Sabre will allow Sabre Subscribers to use Sabre-provided Infrastructure to access TAM Solution for purposes of booking TAM flights and other TAM services, provided that (i) TAM is current on all its obligations to Sabre and its affiliates, and (ii) TAM continues to reimburse Sabre under the cost-sharing terms described in this Section 7. In the event of any such termination as described in this Section 7.9, the adjustments described in Section 7.6(e) "Non-Compliance With Automation Levels" shall not apply and Sabre will be free to manage Sabre Subscriber Infrastructure levels at its own discretion.

8. IMPLEMENTATION TIMELINE. The expected Implementation Date is scheduled to be * . The ability of Sabre to complete the defined Technology Solution will be contingent upon the cooperation of TAM throughout the performance of this WO1. The Parties will acknowledge in writing the actual Implementation Date.

      8.1 AGREEMENT ON IMPLEMENTATION DATES. TAM and Sabre shall jointly develop a project implementation plan that will include milestones for product delivery, user acceptance testing, infrastructure upgrades and market introduction. Sabre and TAM will provide the necessary resources and expend commercially reasonable efforts to meet the project implementation timeline. Material variances to the plan, if any, shall be reported to the project steering committee as defined in the Agreement.

9. FEES AND CHARGES. Sabre shall invoice TAM and TAM shall pay Sabre for fees and charges associated with the delivery of the Sabre Services according to the terms set forth below.

      9.1 DEFINITION OF REVENUE TICKET COUPON. Sabre shall charge TAM monthly for each Revenue Ticket Coupon flown during the previous calendar month. For purposes of this WO1, a "Revenue Ticket Coupon" shall be defined as those passengers who pay at least * % of the applicable normal fare flown according to the definition of IATA in "FORMULARIO ESTADISTICO DE IATA FORM 1 ESTADISTICAS DE OPERACIONES (AOS) - Definiciones e Instrucciones", who is boarded on any TAM flight or on any flight operated under TAM's airline designator code. For the purposes of calculating the number of Revenue Ticket Coupons, charter flights are not included unless the charter flights generate Revenue Ticket Coupons issued by TAM or in connection with the conduct of any such charter flights Multihost Services are utilized. A Revenue Ticket Coupon on a direct flight that makes one or more intermediate stops without a change of flight number, whether or not including a change of equipment, shall be counted as one
            Revenue Ticket Coupon. A passenger traveling on a "Funnel Flight" shall be regarded as at least two Revenue Ticket Coupons if the boarded passenger must have at least two boarding passes. A passenger making a connection at an intermediate point by deplaning from one flight and boarding another flight shall be considered as more than one Revenue Ticket Coupon. If the DAC revenue passenger boarded counts are more than * % greater than the Revenue Ticket Coupon counts provided by TAM in a given month, then the Parties will meet to investigate the source of the discrepancy. TAM will inform Sabre every month, after the 20th day of the month, the number of Revenue Ticket Coupons flown calculated in accordance with the Section 9.1 during the prior month so that Sabre can properly invoice TAM. Revenue Ticket Coupon counts are subject to the Audit rights described in Section 8 of the Agreement.

      9.2 FEE PER REVENUE TICKET COUPON. Beginning on the Implementation Date and throughout the Term of this WO1, TAM shall pay an amount equal to USD$ * for each Revenue Ticket Coupon other than those described in Section 9.3. However, during the time period between the Effective Date and the Suspension Date in lieu of said fee, TAM shall pay solely USD$ * for each Revenue Ticket Coupon generated at its internal offices, (e.g. ATOs, CTOs, call center, website,etc.). In the event such time period lasts longer than six months through no breach of the obligations of Sabre hereunder,


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            then at the six month anniversary of the Implementation Date,
            Revenue Ticket Coupons generated at TAM's internal offices will be billable at the rate of USD$ *.

      9.3 FEES FOR GDS-DRIVEN REVENUE TICKET COUPONS. Beginning on the Effective Date and throughout the Term of this WO1, for each Revenue Ticket Coupon that is booked by a travel agency via a GDS, Sabre will bill and TAM will pay USD$ * . Such charges shall be in addition to any other fees that may be payable to Sabre, including, but not limited to, GDS booking and cancellation fees. If the data needed to determine the number of GDS-generated Revenue Ticket Coupons is not available for a given month, the Parties will estimate the number of such GDS-generated Revenue Ticket Coupons in a mutually acceptable manner.

      9.4. POST SUSPENSION DATE BILLING ILLUSTRATION. For sake of clarity, and for illustrative purposes only, billing per Revenue Ticket Coupon after the Suspension Date and prior to the first inflation adjustment and prior to Message adjustment, if any, will be: (1) Brazilian travel agency transaction via portal: $ *, (2) travel agency GDS booking, from any geographic point (assumed to be outside of Brazil) of sale: $ * (plus booking fees and cancel fees based upon the applicable GDS contract in place at that time), (3) internal TAM booking (CTO, ATO, call center, website, etc.) from any geographic point of sale: $*.

      9.5 MONTHLY FEES FOR EXCESSIVE MESSAGE COUNT. The Parties will measure Message volumes in the TAM Multihost partition beginning the first day of the calendar month, nine months after the Implementation Date to the last day of said calendar month in order to establish a stable average number of Messages per Revenue Ticket Coupon ("Baseline"). In any subsequent calendar month for the remainder of the term of the Agreement TAM will pay Sabre for the average number of Messages per Revenue Ticket Coupon for that month in excess of the Baseline based upon the rate of USD$ * for each set of five Messages (in addition to the fee per Revenue Passenger Coupon), or in the case of a partial set of Messages, a proportional amount thereof. This fee for additional Messages would only be activated if the number of messages exceeds * % above the Baseline. If the number of monthly Messages does not exceed the Baseline by more than * %, then no additional charges for Messages will be paid by TAM. If, during a calendar month, the total number of messages exceeds * % above the Baseline, TAM would only pay for the extra messages up to the * % in excess of the Baseline. If, however, the total number of messages exceeds * % for three consecutive calendar months, or the monthly average in any six month period exceeds the Baseline by more than * %, then a new Baseline and fees per Revenue Ticket Coupon would be calculated and mutually agreed to by the Parties. In any subsequent calendar month following the calculation of the Baseline, if the average number of Messages per Revenue Ticket Coupon is less than the Baseline by more than * %, then TAM would receive a credit equal to USD$ * for each set of * Messages, or in the case of a partial set of Messages, a proportional amount thereof, provided, however, that the fee paid to Sabre per Revenue Ticket Coupon would never fall below USD$ * for bookings made through the Portal and USD$ * for bookings made outside of the Portal, or the then applicable rates per Revenue Ticket Coupon after any annual adjustment as permitted by Section 5(c) of the Agreement. The credit to TAM for reduced Message volume will not accrue beyond a * % reduction in Message volume below the Baseline. If however, the total number of Messages is more than * % lower than the Baseline for three consecutive calendar months or the monthly average in any six month period is lower than the Baseline by more than * %, then a new Baseline and fees per Revenue Ticket Coupon would be calculated and mutually agreed to by the Parties.

            At the time of the Acceptance of the Technology Solution, the average number of Messages generated by the application shall be measured in a manner that is mutually agreed to by the Parties. The average number of Messages generated by TAM in the previous calendar month to the Acceptance of the Technology Solution shall be subtracted from the number of Messages generated by the Technology Solution and this number shall be designated as the number of messages generated by the Portal ("Portal Messages"). If the Portal Messages is a number calculated to be less than *, then the Portal Messages shall be deemed to be *. If the Baseline, as calculated in accordance with the prior paragraph is more than * plus the Portal Messages, the Parties will negotiate in good faith to reach an agreement as to an appropriate


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            sharing of Sabre's costs for such extra messages taking into account any additional functionality beyond that defined as the Portal Software in Section 4.1. TAM acknowledges that Sabre will use the standard matrix formula of USD$ * for each set of * Messages or in the case of a partial set of Messages, a proportional amount thereof, as Sabre's internal cost in connection with such negotiations.

            The Parties will work together in good faith and make commercially reasonable efforts to reduce the number of Messages per Revenue Ticket Coupon during the * measurement period and thereafter.

      9.6 FARE-LED SHOPPING. Sabre shall ensure that the FlightFinder transaction ("JA Entry") is deactivated in the Portal Solution upon delivery to TAM. Should TAM, at some future date, request Sabre to reactivate the FlightFinder functionality, TAM shall pay a fee of USD$ * for each FlightFinder transaction, or any other fee subject to mutual agreement of the Parties.

      9.7   PRICING CONDITION. *

      9.8 INFLATION ADJUSTMENT. All fees described in this Section 9 will increase annually, at the anniversary of the Implementation Date of the Agreement, by a maximum amount equal to the inflation rate (CPI-U) for Dallas, Texas, and such adjustment shall be cumulative over the Term of this WO 1. Prior to the implementation of the any such increase Sabre will provide TAM with the adjustment factor and the calculated increase in any rates charged hereunder subject to such annual adjustments.

      9.9 PCA AND OTHER CHARGES. The charges in this Section 9 are in addition to other fees and charges described elsewhere in this Agreement, and within other agreements between the Parties, such as the PCA. Additional Sabre products or functionality (e.g., AirMax, AirFlite, Databahn, QIK, bargain finder plus and migration of merged or acquired airlines into the TAM Multihost partition) would entail additional charges to be negotiated by the Parties. Sabre will offer a minimum * % discount, after any inflation adjustment on the license fee of the PC Airflite product, if TAM chooses to purchase such product.

            (a). CODESHARE. TAM shall pay a maintenance fee of USD$ * per month plus monthly fees of USD$ * for every published Codeshare flight during the month. Codeshare flight count is collected from the carrier's KSIF (Codeshare Foreground Table) table. As additional Codeshare flights are added to the KSIF table, the USD$ * fee will be assessed. The monthly fees of USD$ * per flight will not apply for Codeshare flights with *. No implementation charge shall apply for the Varig Codeshare flights, but the monthly fees of USD$ * for every Codeshare flight shall apply for Varig Codeshare flights.

            (b). SITA FARES DATABASE. Sabre will prorate the SITA Fares
            Database charges directly to TAM and TAM will be responsible for paying Sabre. As of the Effective Date, such charge is approximately USD$ * per month.

            (c). TRAVEL INFORMATION MANUAL ("TIMATIC"). TAM will pay Sabre an annual access fee of USD$ * for TIMATIC.

      9.10 HOURLY PROGRAMMING FEES PAID TO TAM. In the event that Sabre requests alterations to the TAM Solution following the Implementation Date, other than alterations designed to repair errors found in the code of the TAM Solution, Sabre shall pay TAM an amount of USD$ * per hour for the alterations to be performed during the first * months after the Implementation Date. Subsequently Sabre shall pay TAM for such services at TAM's then prevailing labor rates per hour or another rate mutually agreed by the Parties.

      9.11 HOURLY PROGRAMMING FEES PAID TO SABRE. In the event that TAM requests alterations from Sabre, following the Implementation Date, associated with any portions of the Technology Solution, other


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            than alterations designed to repair errors found in the
            Sabre-provided code, TAM shall pay Sabre an amount per hour equal to USD$ * during the first * months after the Implementation Date. Subsequently TAM shall pay Sabre for such services at Sabre's then prevailing labor rates per hour or another rate mutually agreed by the Parties.

10. OTHER MUTUAL OBLIGATIONS. The following obligations shall be the mutual responsibilities of the Parties.

      10.1 DEVELOPMENT COSTS, PRODUCT ACCEPTANCE, AND ONGOING IMPROVEMENTS. The developing Party shall, at no cost to the other Party, fund the initial development required to implement the Technology Solution, subject to Section 7.4. Each party commits to maintenance of its technology on a going- forward basis, but enhancements, customization, and/or functionality changes will be handled via Work Orders to be negotiated separately at the hourly rates defined in Sections 9.10 and 9.11 above. However, each Party, at its own expense, shall allocate an annual pool of development hours, in * -hour increments, not to exceed * hours annually, in order to quickly respond to minor requests for enhancements or alterations.

      10.2 COMMUNICATION COST SHARING AND DATABASE REPLICATION. TAM will pay * of the cost of a Frame Relay connection, as described in Attachment 1 to this WO1 under the Section 3.3 "Description of Portal Telecommunication Services," between Sao Paulo, Brazil and the Portal Solution server site, wherever it may reside, as required by mutually agreed-upon solution architecture and solution providers. Sabre shall be responsible for the remaining half of the charges above. TAM will pay * of any Oracle server replication costs, if this is mutually deemed necessary after usability testing. TAM will continue to pay * % of the telecommunications charges related to Multihost, as referenced in Section 3.3, including the OFEP data connection (a Frame Relay connection between Sao Paulo, Brazil and the Sabre host in Tulsa) used for Multihost (Reservations). Sabre and TAM will continue their current business practice of aggressively seeking cost reductions with regards to communication and server infrastructure.

      10.3 CONTENT PROVISION. TAM will provide travel content to the Technology Solution that will only be available within the Technology Solution envisioned within this WO1. Sabre agrees to make available to TAM through the Technology Solution, all travel content provided by Sabre that it provides to any portal or distribution media owned by another airline customer in the Brazilian market.

      10.4 OTHER GDS AGENCY INTEGRATION SOLUTION. Nothing herein shall be construed to prohibit any third party, including but not limited to other GDS's, from independently creating and implementing an integration tool to the Technology Solution that is similar to the Agency Solution.

11. OTHER RESPONSIBILITIES OF SABRE. The following responsibilities shall be the obligation of Sabre to perform at not additional cost to TAM with regards to this Agreement.

      11.1 GLOBAL ACCOUNTS PLAN. Sabre will work with TAM to develop a mutually acceptable plan for the marketing and implementation of the Technology Solution to Sabre Subscribers in Brazil having a worldwide Sabre Subscriber Agreement, subject to Section 12.1 "Transition Program".

      11.2 RESELLING OF THE TECHNOLOGY SOLUTION. Sabre shall market the Technology Solution to third parties in accordance with the rights and obligations contained in the Sublicense Agreement, attached as Exhibit B of the Agreement.

      11.4 RESPONSIBILITY FOR ONGOING SUPPORT. From the period starting with the Implementation Date until the termination of this WO1, Sabre shall allocate a minimum of * hours annually for the purposes of maintaining the portal portion of the Technology Solution, inclusive of any development hours to be provided by Sabre under Section 10.1 of this WO1. Such allocation of hours shall be delivered by Sabre at no additional cost to TAM.


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      11.5  SABRE'S ADHERENCE TO TAM'S SECURITY STANDARDS. If Sabre adheres to
            TAM's security procedures, there shall be a presumption that Sabre has satisfied its obligation to protect the confidentiality of the TAM Internal Database.

12. OTHER RESPONSIBILITIES OF TAM. The following responsibilities shall be the obligation of TAM.

      12.1 TRANSITION PROGRAM. Transactions processed through the Technology Solution will not be considered GDS bookings. Subject to applicable laws, TAM will create a transition program, for a reasonable period of time, to support Sabre Subscribers' move from the GDS environment to the Technology Solution. TAM will also include in its relationship with all Sabre Subscribers a confirmation that Sabre Subscribers understand that transactions originating through the Technology Solution are not GDS bookings.

      12.2 FLIGHT BENEFITS. TAM will provide flight benefits for Sabre employees under the categories, procedures and restrictions outlined below. All travel under this provision will follow TAM's non-revenue displacement policies.

            (a) BUSINESS DIRECTLY RELATED TO THE AGREEMENT. For Sabre employees traveling specifically for business purposes related to the Agreement, including Brazil-based Account Executives soliciting the sale of the Portal Solution. TAM will provide, subject to its authorization, and at no charge from TAM, confirmed space international tickets and space-available domestic tickets. Sabre employees at the level of Director, Senior Principal, or higher, shall be accommodated in Business cabin and Sabre employees below the above mentioned levels shall be accommodated in Economy cabin.

            (b) SABRE BUSINESS TRAVEL. Sabre employees traveling on business not covered under Section 12.2(a) can obtain space available tickets from TAM at a rate equal to * % of the first published fare below full economy or * % of the full Business Class fare, as applicable.

            (c) TRAVEL AGENTS. For travel agents traveling for training specifically related to the Technology Solution under this Agreement, TAM will provide, at no charge from TAM, space available tickets.

            (d)   TAXES AND OTHER SURCHARGES. For all travel under this Section
                  12.3. Sabre and its employees will be responsible for paying all taxes, airport fees, and other surcharges outside of the base fare of the ticket.

            (e) COMPETITOR EXCLUSION. Sabre and its affiliates will never use the TAM flight benefits and TAM is not obligated to provide to Sabre or any of its affiliates TAM flight benefits for travel directly or indirectly related to TAM's Brazilian airline competitors.

            (f) VIOLATION OF RESTRICTIONS. Any violation of the Flight Benefits restrictions can lead to cancellation of all flight benefits described herein at TAM's discretion, or full-fare reimbursement.


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      13. PERFORMANCE OF PARTIES OBLIGATIONS. Neither Party will not be responsible to the other Party for the failure to perform its obligations to the extent such failure is the result of the other Parties failure to perform its obligations under this WO1.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this WO1 by their duly authorized representatives as of October 3, 2003.

SABRE TRAVEL INTERNATIONAL LTD. (NO. 272493)    TAM LINHAS AEREAS S.A.

By: ____________________________________        By: ___________________________
Name:  Margaret Lewis                           Name:  Gelson Pizzirani
Title: Director                                 Title: Vice President
Date:  October 3, 2003                          Date:  October 3, 2003

                                                By: ___________________________
                                                Name:  Ruy Antonio Mendes Amparo
                                                Title: Vice President
                                                Date:  October 3, 2003

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                                                                    Confidential

                          ATTACHMENT 1 OF WORK ORDER #1

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